Exhibit 2.6

EXECUTION VERSION

AGREEMENT FOR PURCHASE AND SALE OF

MEMBERSHIP INTERESTS

BY AND BETWEEN

REX RESIDENTIAL PROPERTY HOLDINGS, LLC

and other Seller entities

collectively, as Seller

AND

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

as Buyer

REX RESIDENTIAL Portfolio of

Single Family Properties

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25.	Limited Liability	55

26.	Joint and Several Obligations	55

27.	Enforcement	55

28.	Schedules and Exhibits	56

29.	Tax Matters	56

LIST OF EXHIBITS

EXHIBIT A	CHART SHOWING ACQUIRED COMPANIES

EXHIBIT B	LIST OF PROPERTIES

EXHIBIT C	LIST OF EXISTING LEASES

EXHIBIT D-1	LIST OF EXISTING CONTRACTS

EXHIBIT D-2	LIST OF MANAGEMENT AGREEMENTS

EXHIBIT E	ESCROW AGREEMENT

EXHIBIT F	ALLOCATION OF PURCHASE PRICE

EXHIBIT G	LIST OF PENDING LITIGATION

EXHIBIT H	ASSIGNMENT OF MEMBERSHIP INTERESTS

EXHIBIT I	FIRPTA CERTIFICATION

EXHIBIT J	LIST OF TENANT CHARGE ARREARAGES

EXHIBIT K	RENT ROLL

EXHIBIT L	LIST OF INSURANCE POLICIES

EXHIBIT M	LIST OF INDEBTEDNESS/EXISTING LOANS

EXHIBIT N	LIST OF PARCELS SUBJECT TO REGULAR HOA PAYMENTS

EXHIBIT O	FORM OF ESCROW HOLDBACK AGREEMENT

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AGREEMENT FOR PURCHASE AND SALE

OF MEMBERSHIP INTERESTS

THIS AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTERESTS (this “Agreement”), dated as of December 16, 2020 (the “Effective Date”), is entered into by and among each of sellers set forth on the signature pages attached hereto (collectively, “Seller”), and VineBrook Homes Operating Partnership, L.P., Delaware limited partnership (“Buyer”).

Recitals

A. Each applicable Seller owns 100% of the membership interests in the respective subsidiary company depicted as being owned by it on Exhibit A attached hereto (collectively, the “Acquired Companies, and individually, an “Acquired Company”).

B. Each Acquired Company owns a fee interest in the single family residential properties in multiple states as listed after the name of such Acquired Company in Exhibit B attached hereto.

C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Membership Interests (as defined below) in the Acquired Companies in accordance with and subject to the terms and conditions of this Agreement.

Agreement

NOW, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS. The following terms shall have the meanings given to them in the referenced Section or other portion of this Agreement:

Definition	Section
Accountants	Section 31(a)
Acquired Company	Recitals
Advanced Rents	Section 1(a)(ii)
Affiliate	Section 6(e)
Agreement	Preamble
Allocation Schedule	Section 2(c)(ii)
Annual Financial Statement	Section 10(a)(xvii)
Approved Lease	Section 6(a)
Assignment and Assumption of Membership Interests	Section 13(a)(i)
Asset Management Agreements	Section 10(a)(xvi)
Business Day	Section 15(b)
Buyer	Preamble
Buyer CapEx Credit	Section 5(a)(i)
Buyer Indemnity Survival Period	Section 23(c)
Buyer Parties	Section 19(b)(ii)
Buyer Warranty Notice	Section 22(d)(ii)
Buyer’s Undertakings	Section 23(a)
Cash	Section 2(a)(i)

Definition	Section
Claims	Section 21(e)(i)
Closing	Section 3
Closing Date	Section 3(a)
Closing Statement	Section 7(a)(xii)
Code	Section 2(c)
Construction Projects	Section 10(a)(xxiii)(C)
Continuation Notice	Section 19(e)
Contract	Section 6(c)(ii)(D)
Contract Default	Section 10(a)(xiii)
Deductible	Section 22(e)(iii)
Deposit	Section 2(a)(i)
Diligence Materials	Section 2(d)
Diligence Room	Section 2(d)
Disclosed Broker	Section 20
Effective Date	Preamble
Environmental Requirements	Section 10(a)(xxi)
ERISA	Section 10(a)(xii)
Escrow Agreement	Section 2(a)(ii)
Escrow Holder	Section 2(a)(i)
Excluded Parcel	Section 5(c)(i)
Excluded Parcel Cap	Section 5(a)
Excluded Property	Section 1(a)(v)
Existing Leases	Section 1(a)(ii)
Existing Loans	Section 1(e)
Existing Title Policies	Section 2(d)(iv)
Failed Condition Party	Section 12(d)
Financial Statements	Section 10(a)(xvii)
Financing Liens	Section 1(e)
Flow Through Tax Returns	Section 31(a)
HAP	Section 2(d)(x)
HAP Contracts	Section 10(a)(xvi)
HAP Payments	Section 2(d)(x)
Hazardous Materials	Section 10(a)(xxi)
HOA	Section 7(a)(vii)
HOA Fees	Section 7(a)(vii)
Holdback Escrow Amount	Section 22(f)
Indebtedness	Section 1(e)
Indemnified Seller Parties	Section 19(a)
Individual MAE	Section 10(c)(ii)
Initial Deposit	Section 2(a)(i)
Inspection Period	Section 2(e)(i)
Interim Financial Statements	Section 10(a)(xvii)
IRS	Section 2(a)(i)
Leases	Section 1(a)(ii)
Lender	Section 6(d)
Liabilities	Section 10(a)(xviii)
Liability Cap	Section 22(d)(iii)

Definition	Section
Lists	Section 10(a)(xi)(B)(a)
Litigation	Section 10(a)(x)
Losses	Section 22(c)
Management Agreements	Section 10(a)(xvi)
Material Adverse Effect	Section 10(c)(ii)
Material Default	Section 14(b)
Material Defect	Section 5(a)(i)
Material Defect Notice	Section 5(a)(i)
Membership Interests	Section 1(a)
Monetary Liens	Section 4(b)
OFAC	Section 10(a)(xi)(A)
Order	Section 10(a)(xi)(A)
Outside Closing Date	Section 3
Parcel	Section 1(a)
Permits	Section 1(a)(iii)
Permitted Encumbrances	Section 4(a)
Personal Property	Section 1(c)
Pre-Closing Tax Period	Section 29(c)
Pre-Closing Tax Refund	Section 7(a)(v)
Prohibited Country	Section 10(a)(xi)(B)(d)
Property	Section 1(a)
Property Files	Section 2(d)(vii)
Purchase Price	Section 2(b)
Real Property	Section 1(a)(i)
Release Claims	Section 6(e)
Released Parties	Section 6(e)
Releasing Parties	Section 6(e)
Rent Rolls	Section 10(a)(xiv)
Reports	Section 19(c)
Representation Notice	Section 10(c)
Scheduled Closing Date	Section 3
Second Deposit	Section 2(a)(i)
Security Deposits	Section 1(a)(ii)
Seller	Preamble
Seller Indemnified Covenants	Section 22(c)
Seller Excluded Property Liabilities	Section 22(c)
Seller Indemnity Survival Period	Section 22(e)
Seller Parties	Section 19(b)(i)
Seller’s Representations	Section 10(a)
Seller’s Undertakings	Section 21(a)
Straddle Period	Section 29(c)
Taking	Section 17
Tax	Section 10(a)(xx)(I)
Taxes	Section 10(a)(xx)(I)
Taxable	Section 10(a)(xx)(I)
Tax Authority	Section 10(a)(xx)(I)
Tax Protection Agreements	Section 10(a)(xx)(I)

Definition	Section
Tax Representations	Section 10(a)(xx)(I)
Tax Return	Section 7(a)(i)
Tenant Charges	Section 7(a)(iii)
Tenant Inducement Costs	Section 7(a)(iii)
Tenants	Section 1(a)(ii)
Tenant Liens	Section 1(c)
Transaction	Section 23(j)
Transfer Taxes	Section 8(c)
Treasury Regulations	Section 2(c)(i)
Voluntary Liens	Section 4(b)
Warranties	Section 1(a)(iv)

1. Purchase and Sale; Membership Interests.

(a) Buyer agrees to purchase, and Seller agrees to sell, upon the terms and conditions hereinafter set forth, 100% of the membership interests in the Acquired Companies, free and clear of all liens and encumbrances (except as otherwise provided herein), including all rights, interests, and obligations that may be allocable to such membership interests, including all of the respective Seller’s proportionate right, title, and interest in and to the business, properties, and assets of the Acquired Companies, and to the capital, distributions, profits, and losses of the Acquired Companies allocable or attributable to such membership interests from and after the Closing, including all voting rights, rights to distributions, and all other appurtenant rights and privileges appurtenant thereto (collectively, the “Membership Interests”) and by virtue thereof, indirect ownership of the parcels of real property owned by the respective Acquired Companies as listed in Exhibit B attached hereto (each a “Parcel,” or collectively, the “Parcels”), including all right, title and interest of, and obligations with respect to, each of the Acquired Companies in and to the following property (collectively, the “Property”):

(i) The real property constituting each of the Parcels, and all of each Acquired Company’s right, title and interest, if any, in and to the buildings and improvements located thereon, together with any right, title and interest of each Acquired Company (if any) in and to adjacent streets, rights-of-way, development rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent thereto and any water or mineral rights appurtenant thereto (collectively, the “Real Property”);

(ii) Each Acquired Company’s interest as landlord under any leases, ground leases, licenses or other occupancy agreements affecting or relating to the Real Property existing as of the Effective Date and listed on Exhibit C attached hereto (the “Existing Leases”) (as the same may be amended, modified, renewed, extended, expired or terminated in compliance with the terms of this Agreement, together with all leases, licenses and other occupancy agreements for Parcels entered into by Seller after the Effective Date hereof in compliance with the terms of this Agreement (collectively with the Existing Leases, the “Leases”), to the extent the Leases do not expire by their terms, or are not terminated pursuant to a tenant termination right set forth in an Existing Lease or pursuant to a default by the applicable Tenant, prior to the Closing Date (as hereinafter defined), in accordance with the terms of this Agreement, and each Acquired Company’s interest in all security deposits (“Security Deposits”) and advance payments (“Advanced Rents”) to occupy all or any portion of, or use facilities within, the Real Property made by tenants or licensees (“Tenants”) under the Leases;

(iii) Each Acquired Company’s interest, if any, in any licenses, permits, encroachment maintenance and removal agreements, certificates, approvals, authorizations, variances and consents (but excluding therefrom licenses to the extent included in the definition of Leases) which are transferable without consent (collectively, the “Permits”) issued or granted by governmental and quasi-governmental bodies, officers and authorities in respect of the ownership, occupancy, use and operation of the respective Parcels;

(iv) Each Acquired Company’s interest, if any, in any guaranties and warranties received by such Acquired Company from any contractor, manufacturer or other person in connection with the construction or operation of any portion of the Real Property (the “Warranties”); and

(v) All Included Contracts.

Notwithstanding anything herein to the contrary, to the extent any Parcel described in Exhibit B hereto is or becomes an Excluded Parcel (as hereinafter defined), such Parcel, and all of the above appurtenant rights and any Personal Property solely relating to such Parcel (the “Excluded Property”), shall be excluded from the definition of “Property” hereunder.

(b) Notwithstanding anything herein to the contrary, for U.S. federal income Tax purposes (and any comparable provision of state and local income Tax Law), unless otherwise required by law or a “determination” within the meaning of Section 1313(a) of the Code, the parties agree to treat the transactions contemplated by this Agreement as purchases and sales of the assets owned by the Acquired Companies. Each party hereto shall file all Tax Returns consistent with this treatment.

(c) As used herein, “Personal Property” shall mean the Leases, Security Deposits, Included Contracts, Permits, Warranties, and each Acquired Company’s interest, if any, in any furniture, trade fixtures, equipment and other tangible personal property located on and used in connection with each Parcel, free and clear of any monetary liens other than liens arising out of the acts or omissions of any Tenants or for which any Tenants are responsible pursuant to the Leases (collectively, “Tenant Liens”). To the extent the Personal Property is owned by any third parties that are not Affiliated with the Acquired Companies (including Tenants), then such Personal Property is expressly excluded from this Agreement and is not part of the Property.

(d) Notwithstanding anything in this Agreement to the contrary, the Property shall not include, and Seller shall not be required to sell, transfer or convey to Buyer, any of the following:

(i) Other than as contemplated by Section 7, accounts receivable relating to any Parcel with respect to the period prior to the Closing Date.

(ii) Confidential or proprietary information (including attorney-client communications and work product, including Seller’s internal work product).

(iii) All trademarks, tradenames, brand names, intellectual property, websites, URLs and domain names, and all proprietary and marketing materials and documents of any Seller, and any tradenames and trademarks related to the corporate or limited liability company name of any Seller, including, without limitation, any name containing the word “Conrex” or “Westport.”

(iv) All cash on hand-held by any of the Acquired Companies with respect to the period prior to Closing, accounts, deposits (including, without limitation, bank and demand deposit accounts (but excluding any Security Deposits and Advanced Rents), and insurance policies of Seller, except to the extent a credit is received by Seller at Closing in accordance with the terms herein.

(v) Rights to payments, reimbursements or refunds from the United States of America, any State, any insurer, municipality, public utility or other agency, individual or entity, including, without limitation, real estate and Personal Property Tax refunds, payments, reimbursements and deposits with respect to any Parcel relating to any period that precedes the Closing Date.

(vi) All permits, licenses, approvals and authorizations issued, granted or given by or under the authority of any federal, state or local governmental or quasi-governmental agency, authority, official or tribunal which are not assignable, for which consent to assignment is not obtained, or for which an assignment will cause a Seller to incur liability or costs.

(e) Indebtedness. At Closing, Seller shall cause the Acquired Companies to (i) repay in full any existing obligations and indebtedness of the Acquired Companies (a) for borrowed money (other than trade debt and other similar liabilities incurred in the ordinary course of business), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any Property, (d) drawn under letters of credit, banker’s acceptances or similar credit transactions, (e) for any other person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, and/or (f) for interest (including default interest) and penalties on any of the foregoing (“Indebtedness”), other than any expenses to the extent that Buyer receives a credit against the Purchase Price or are adjusted between the parties in accordance with Section 7 hereof, (ii) obtain a payoff letter (which payoff letter shall include a confirmation from the applicable lender that it will release all Financing Liens after Closing following receipt of the applicable payoff funds) from the applicable lenders with respect to any and all liens on the Parcels or any Property comprising any mortgages, deeds of trust, security agreements, financing statements or other instruments which evidence or secure Indebtedness of Seller or the Acquired Companies, but excluding Tenant Liens (“Financing Liens”), including, without limitation, the existing loans listed in Exhibit M (the “Existing Loans”) that are secured by the Parcels, and, such payoff letter shall include a confirmation from the applicable lender that, upon receipt of the payoff funds at Closing, it will promptly terminate all loan documents, including guaranties and indemnities, pertaining to such Existing Loans, and release the applicable Acquired Company as borrower and any pledge of the Membership Interests that is collateral for any Financing Liens, and authorize filing the applicable UCC termination statements as required to terminate any liens on the Membership Interests. This Section 1(e) shall survive the Closing.

2. Deposit; Purchase Price; Inspection Period.

(a) Delivery of Deposit. Not later than two (2) Business Days after the Effective Date, Buyer shall deposit with Chicago Title Insurance Company Chicago Title Insurance Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319 (the “Escrow Holder”) immediately available good funds in United States dollars (“Cash”) in the amount of SIX MILLION TWENTY THOUSAND SEVEN AND 20/100 DOLLARS ($6,020,007.20) (the “Initial Deposit”),

to be held in an escrow established by Escrow Holder pursuant to this Agreement and the Escrow Agreement (hereinafter defined). The Initial Deposit shall be non-refundable for any reason other than a Seller default pursuant to Section 14(b) or as otherwise expressly provided in this Agreement. For avoidance of doubt, if Buyer does not deliver a Continuation Notice to Seller as provided in Section 19(e) hereof and this Agreement terminates during the Inspection Period, Escrow Holder shall deliver the Initial Deposit to Seller (and not Buyer) unless a Seller default exists pursuant to or as otherwise expressly provided in this Agreement, in which event, Escrow Holder shall not release the Initial Deposit to Seller. In the event Buyer has delivered a Continuation Notice to Seller as provided in Section 19(e) hereof, then not later than two (2) Business Days after the expiration of the Inspection Period (as such terms are hereinafter defined), Buyer shall deliver to Escrow Holder additional Cash in the amount of SIX MILLION TWENTY THOUSAND SEVEN AND 20/100 DOLLARS ($6,020,007.20) (the “Second Deposit”). The Initial Deposit, and if applicable, the Second Deposit, and all earnings thereon, shall be referred to herein collectively as the “Deposit.” The Deposit shall, at Buyer’s election, be invested by Escrow Holder from time to time in an interest bearing money market account or an alternative investment approved by both Buyer and Seller, which approval shall not be unreasonably withheld. Interest, income and gains on funds within the Deposit shall be for the account of, and shall be reported to the Internal Revenue Service as earned by Buyer, and Buyer shall provide Escrow Holder with Buyer’s taxpayer identification number and an Internal Revenue Service (“IRS”) Form W-9 in connection with the delivery of the Deposit. In the event Buyer fails to deliver the Initial Deposit in accordance with the terms herein, then this Agreement shall automatically be deemed null and void and of no further effect without the necessity of confirmation by either party. In the event Buyer fails to deliver the Second Deposit in accordance with the terms herein, then this Agreement shall terminate and Escrow Holder shall deliver the Initial Deposit to Seller (and not Buyer). As used herein, “Business Day” is defined in Section 15(b). If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, the provisions of Section 15(b) shall apply.

(i) Concurrently with the execution and delivery of this Agreement, Buyer and Seller shall execute and deliver an Escrow Agreement in the form of Exhibit E attached hereto (the “Escrow Agreement”).

(ii) Buyer and Seller agree to execute such further or supplemental escrow instructions as Escrow Holder reasonably may request in connection with its performance under this Agreement, provided that the same are consistent in all material respects with the terms and conditions of this Agreement and the Escrow Agreement.

(b) Purchase Price. The purchase price for the Acquired Companies shall be THREE HUNDRED MILLION THREE HUNDRED SIXTY AND NO/100 DOLLARS ($300,000,360.00) (the “Purchase Price”), subject to adjustment in accordance with the provisions hereof. The Purchase Price shall be paid at Closing as follows:

(i) Buyer shall pay the balance of the Purchase Price, as adjusted in accordance with Section 7 hereof, less the Deposit to Escrow Holder;

(ii) Escrow Holder shall disburse the Deposit and the balance of the Purchase Price (as adjusted in accordance with Section 7 hereof) to Seller in accordance with the Closing Statement executed by the parties at Closing and separate instructions provided by Seller and Buyer (separately) to Escrow Holder, which instructions shall be consistent with this Agreement; and

(iii) At Closing, the Holdback Escrow Amount shall be retained by the Escrow Holder and, such amount, or portion thereon, shall be released following Closing in accordance with the Escrow Holdback Agreement.

(c) Allocation.

(i) Seller and Buyer hereby agree that for all purposes hereunder, the Purchase Price shall be allocated among the Parcels as set forth on the allocation schedule attached hereto as Exhibit F (the “Allocation Schedule”). Neither Seller nor Buyer shall take a position in any Tax Return, examination, or administrative or judicial proceeding relating to any Tax Return that is inconsistent with the Allocation Schedule unless required by a “determination” within the meaning of Section 1313(a) of the Code.

(ii) This Section 2(c) shall survive the Closing.

(d) Diligence Materials. To the extent reasonably feasible, within five (5) business days after the Effective Date, Seller shall place, or shall cause to be placed, the following materials into a link at a website or data room (the “Diligence Room”), in each case solely to the extent the same are within the possession or control of Seller (collectively, the “Diligence Materials”), provided that Buyer acknowledges that several of the items below cannot feasibly be provided within five (5) business days and Seller shall use commercially reasonable diligent efforts to provide the following Diligence Materials as soon as possible, but in no event more than three (3) weeks after the Effective Date:

(i) Monthly rent rolls at and since January 1, 2020 (including a delinquency report of Tenant Charge arrearages for each month beginning January 2020), dated December 1, 2020, which rent rolls shall be updated monthly by no later than the 15th of the following month and shall include details related to any change in status of the property for any Parcel(s);

(ii) copies of all Existing Leases and any addendums, amendments, supplements, renewals and/or assignments thereto for current tenants, schedule of leases including lease renewal and expiration data, lease concessions, uncollectable/bad debt expense and screening criteria;

(iii) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, written reports with details related to any Parcels that are being held for sale, triage and/or subject to construction;

(iv) any and all management agreements and service contracts relating to the operations of the Property to which the Acquired Companies are a party, as the same are in existence as of the Effective Date;

(v) copies of existing title insurance policies for each of the Parcels (the “Existing Title Policies”);

(vi) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible disclosure of any properties located in a flood zone, with, to Seller’s knowledge, the presence of oil tanks, septic, cistern or well water systems, and HOA documentation;

(vii) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, certificates of occupancy for each Parcel;

(viii) within ten (10) days after the Effective Date, to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, two years of audited financial statements for the Acquired Companies for 2018 and 2019; plus 2020 year-to-date estimated P&Ls for each Parcel;

(ix) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, municipal occupancy certifications, inspection reports, two years of work order history (including current open work orders), open and unresolved violations and two years of notices of violation (also to include any open violations that originated over two years ago), two years of eviction filing reports by unit;

(x) claims (notices of claim or filed suits including condemnations);

(xi) articles of organization and operating agreements for each of the Acquired Companies, and any other governing documents with respect to the Acquired Companies, if any, including all certificates of formation and by-laws, and, to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, historical organizational documents;

(xii) copies of documentation relating to any outstanding and unresolved Litigation with respect to Seller, any of the Acquired Companies, any Tenant (in connection with the Property) or the Property other than Litigation that is covered by insurance;

(xiii) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, information related to mold at any Parcel and copies of any disclosures, communications, notices or claims thereto;

(xiv) documentation relating to on-going capital expenditure projects in excess of ten percent (10%) of the value for each respective Parcel;

(xv) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control, and readily accessible, copies of any and all surveys including ALTA surveys, Geotechnical, engineering, environmental, wetland, and all other physical inspections and property condition reports with respect to each of the Parcels, including soil reports;

(xvi) tax returns for the each Acquired Company covering the shorter of (a) the past five (5) years prior to the Effective Date, or (b) the period of existence of each Acquired Company;

(xvii) to the extent in Seller’s possession or control or to the extent in Seller’s property manager’s possession or control,, documentation relating to any prior environmental remediation efforts at the Properties within the period that is the shorter of (a) the past five (5) years prior to the Effective Date, or (b) the period of ownership of the applicable Parcel by the applicable Acquired Company; and

(xviii) documentation relating to any open or ongoing environmental remediation efforts at the Properties; and

(xix) a list of all Parcels for which an Acquired Company is receiving Section 8 housing choice voucher payments or other tenant-based rental subsidies benefitting Tenants (“HAP Payments”) pursuant to any Housing Assistance Program (“HAP”); and

Upon Buyer’s request, Seller further shall post in the Diligence Room any other material documents, reports or financial information material to the Property in the possession or control of Seller and readily accessible, which are not proprietary or attorney-client privileged and which is not Seller’s own work product, which materials shall, upon Buyer’s request, be posted to the Diligence Room, or if such posting is not reasonably feasible at nominal cost shall remain subject to access at Seller’s office. Seller makes no representations or warranties with respect to the Diligence Materials except as expressly provided in this Agreement. Buyer shall be responsible for determining the completeness of the materials delivered pursuant to this Section, and Seller shall have no responsibility therefor.

(e) Inspection Period.

(i) Buyer shall have the right, from the Effective Date hereof through 5:00 p.m. Eastern Time on February 1, 2021 (the “Inspection Period”), to assess Buyer’s decision as to whether to proceed to purchase the Membership Interests. Unless Buyer has delivered a notice to Seller and Escrow Holder prior to the expiration of the Inspection Period a Continuation Notice pursuant to Section 19(e), this Agreement shall terminate promptly upon expiration of the Inspection Period without further action by Seller or Buyer, it being understood that Buyer shall have no obligation to deliver a Continuation Notice hereunder. Prior to the termination of this Agreement, Buyer shall have access to the Diligence Room to assess the materials placed into the Diligence Room. Buyer shall have access to inspect certain of the Parcels pursuant to Section 19 hereof on the terms and conditions contained in this Agreement. Seller agrees to reasonably cooperate with Buyer, at no cost or expense to Seller, in connection with Buyer’s completion of any BPO reports requested by Buyer’s lender.

(ii) All Leases and HAP Contracts (collectively, the “Included Contracts”) entered in to by an Acquired Company shall not be terminated and shall remain in effect as of the Closing. If any of the Included Contracts which benefit any Parcel or Parcels has been entered into by Seller or its Affiliates (other than the Acquired Companies), Seller shall cause the assignment at Closing of such Included Contracts to Buyer or an Acquired Company, and Buyer or such Acquired Company shall assume such Included Contracts. At Closing, Seller shall, or shall cause the Acquired Companies or such other of Seller’s Affiliates to, terminate, at no cost to Buyer, all Contracts (including Management Agreements) other than the Included Contracts. This Section 2(e)(ii) shall survive the Closing.

3. Closing. The closing of the conveyances contemplated hereby (the “Closing”) shall be held and completed fifteen (15) days after the expiration of the Inspection Period (the “Scheduled Closing Date”); provided, however, that the Closing shall be subject to extension in accordance with the express provisions of this Agreement or the mutual written agreement of Buyer and Seller. In no event shall Closing occur later than February 28, 2021 (the “Outside Closing Date”).

(a) Closing Date. The date that Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties agree as follows:

(i) The Escrow Holder is designated as the person to be responsible for all information reporting under Section 6045(e) of the Code.

(ii) Seller and Buyer shall:

(A) provide, or cause to be provided, to the Escrow Holder all information and certifications regarding such party, as reasonably requested by the Escrow Holder or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(B) provide, or cause to be provided, to the Escrow Holder such party’s taxpayer identification number and a statement (on IRS Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Escrow Holder), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Escrow Holder is correct.

4. Condition of Title.

(a) Title to the Real Property shall subject only to the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(i) rights of Tenants under any Existing Leases and under any Approved Leases (in each case, as the same may be modified prior to the Closing in accordance with the terms of this Agreement);

(ii) taxes and other governmental charges not yet due and payable;

(iii) Utility easements and restrictive covenants (provided that such restrictive covenants do not prohibit the use of the relevant property as a residential dwelling);

(iv) any matters affecting the Property set forth in the Existing Title Policies as to which Buyer does not timely object in accordance with this Section 4;

(v) any matters set forth in the updated Title Commitments obtained by Buyer (if any) as to which Buyer does not timely object in accordance with this Section 4;

(vi) any matters which would be disclosed by an accurate survey of each Real Property;

(vii) any Tenant Liens; and

(viii) any matters pertaining to the organization or authority of Buyer or created by, through, under, at the direction of or with the consent of Buyer.

(b) Title Review. Buyer, at its expense, has or will review the Existing Title Policies, and at Buyer’s option may order updates to the Existing Title Policies (herein, the “Title Commitments”).

(c) Title Defects.

(i) Except as otherwise expressly provided in this Section 4, Seller shall have no obligation to cause any exceptions or encumbrances which are not Permitted Encumbrances to be omitted or removed from any title insurance policies to be issued in connection with the sale of the Property.

(ii) Buyer shall be deemed to have waived its right to object to any encumbrance or other title exception or matter pertaining to the Real Property unless Buyer shall have given Seller a specific written notice of its objection in Buyer’s reasonable discretion (based solely on a title or survey matter that would cause the applicable Parcel to not be rentable in the ordinary course of business) to any such matter (a “Title Objection Notice”) not later than the expiration of the Inspection Period (the “Title Objection Date”). Seller shall have no obligation to cure any alleged defect, objection or survey matter raised in any Title Objection Notice (a “Title Objection”), except for Monetary Liens and Voluntary Liens (defined below).

(iii) Upon Buyer’s failure to timely deliver a Title Objection Notice with respect to any encumbrance or other title exception or matter within the timeframe set forth above, such encumbrance or other title exception or matter shall thereafter be deemed a Permitted Encumbrance, except for the Monetary Liens and Voluntary Liens.

(iv) In the event that any matters of title first occur or arise following the Title Objection Date, then Buyer shall have the right to give a Title Objection Notice at any time prior to Closing solely with respect to the title matters that first occur or arise following the Title Objection Date and the provisions of this Section 4(c) shall apply.

(v) Should Buyer timely deliver a Title Objection Notice to Seller as above provided, Seller shall have the right, at its sole option, upon written notice to Buyer within ten (10) Business Days of receipt of Buyer’s Title Objection Notice (if any) to elect either of the following:

(A) to (1) use commercially reasonable efforts to remove or cure any Title Objection; or (2) provide OS National LLC, 3097 Satellite Blvd., Ste. 600, Duluth, GA 30096, Attn: Jim Duggan, Phone: 678-527-7864, Email: jduggan@osnational.com (the “Title Company”) such assurances as the Title Company requires to insure Buyer against any loss arising from such Title Objection (in either of which events such matter shall be a “Seller Cure Matter”), or

(B) to elect neither of the elections referenced in Section 4(c)(iv)(A). Failure by Seller to deliver the notice described in clause (A) within said ten (10) Business-Day period shall be deemed an election to proceed under this clause (B). If Seller makes the election described in this clause (B), then Buyer shall have the election set forth in Section 4(e).

(vi) In the event Seller elects to use commercially reasonable efforts to cure a Title Objection pursuant to Section 4(c)(iv)(A)(1), and Seller is unable to cure such Title Objection on or before the date originally scheduled for Closing, then Seller shall have the right to defer the Closing from time to time (but in no event for more than twenty (20) days after the originally scheduled Closing Date) in order to provide Seller an opportunity to cure such Title Objection or to proceed under Section 4(c)(iv)(A)(2) (provided that the extension(s) of the Closing Date pursuant to this clause (A) shall not cause the Closing Date to extend beyond the Outside Closing Date). In the event Seller is unable to cure any Title Objection to which Seller elected to attempt to cure pursuant to Section 4(c)(iv)(A)(1) or Section 4(c)(iv)(A)(2) on or before the date scheduled for Closing (as such date may be extended as set forth above), then Buyer shall have the election set forth in Section 4(e).

(d) Reliance on Title Policy. Buyer acknowledges that Seller makes no representation regarding any Acquired Company’s title to any Parcels or any of the Real Property or any title insurance company’s willingness to issue a title insurance policy on the Closing Date in any particular form, other than as set forth in Seller’s Representations (as defined below). Except as expressly set forth in Seller’s Representations, with respect to all matters affecting title to the Real Property and any liens or other encumbrances affecting the Real Property, Seller makes no representations or warranties in connection therewith and Buyer shall rely on the existing title policies (or any updated or replacement title policies obtained by Buyer) in connection with the status of title to Parcels and the Real Property. The provisions of this Section 4(d) shall survive Closing indefinitely.

(e) Buyer’s Rights with Respect to Title. If, Seller does not elect to cure any Title Objections as provided in Section 4(c)(iv) above, or if title to any Parcels is subject to any new liens or encumbrances first occurring after the Effective Date and prior to Closing and Seller does not elect to cure such liens or exception as provided in Section 4(c)(iv) above, Buyer may elect, as its sole right and remedy by reason thereof, within five (5) Business Days of Seller’s election (or deemed election) in accordance with Section 4(c)(iv) above, either (i) to retain such affected Parcel as part of the transaction based on the existing title the applicable Acquired Company can convey, with no abatement of the Purchase Price or (ii) to designate the applicable affected Parcel an Excluded Parcel, subject to the provisions (including the limitation on the number of Excluded Parcels) set forth in Section 5 below and the Escrow Agreement (in which event such Parcel shall be an Excluded Parcel), and any portion of the Deposit allocable to the applicable Excluded Parcel shall be applied to the other Parcels. Failure by Buyer to timely make the election described in clause (ii) of this Section 4(e) shall be deemed an election by Buyer to proceed under clause (i) of this Section 4(e).

(f) Monetary Liens; Voluntary Liens. Notwithstanding the foregoing, Seller shall cause the removal, at or prior to the Closing Date, of all “Voluntary Liens”, which shall mean (i) liens, covenants and other encumbrances which Seller has knowingly and intentionally placed or knowingly and intentionally allowed to be placed on the Property after the Effective Date without the consent of Buyer, and (ii) liens or encumbrances that secure the payment of a liquidated sum of money including, without limitation, mortgages, deeds of trust, entered into by Seller and filed against the Real Property prior to Closing (other than (A) Taxes and assessments not yet due and payable, (B) obligations which are to be performed by the Tenants under the Leases (including Tenant Liens), (C) the liens created due to any act or omission of Buyer, or with the consent of Buyer under this Agreement, and (D) liens that are insured pursuant to the applicable Existing Title Policy and are not an exception to the coverage provided therein); provided, however, that Seller instead may cause the Title Company to insure title to the Property free of any exception for any such Voluntary Lien in satisfaction of Seller’s obligations hereunder. In addition to the foregoing, Seller shall cause the removal, at or prior to the Closing Date, of Monetary Liens; provided, however, notwithstanding the foregoing, Seller shall not be required to expend sums in excess of $2,500 per Parcel, to remove any Monetary Liens that were not created by Seller, unless Seller expressly agrees to do so in writing; further provided that if Seller does not elect to remove such Monetary Liens, Buyer shall have the option of designating any such Parcel(s) an Excluded Parcel, subject to the provisions of Section 5. The term “Monetary Liens” as used herein shall mean liens or encumbrances that secure the payment of a liquidated sum of money (and that were not voluntarily entered into by Seller) including, without limitation, judgment liens, mechanics’ liens, and Tax liens filed against the Real Property prior to Closing (other than (i) Taxes and assessments not yet due and payable, (ii) obligations which are to be performed by the Tenants under the Leases (including Tenant Liens), (iii) Voluntary Liens, and (iv) the liens created due to any act or omission of Buyer, or with the consent of Buyer under this Agreement), provided, however, that Seller instead may cause the Title Company to insure title to the Property free of any exception for any such Monetary Lien in an manner reasonably acceptable to Buyer.

5. Limited Right to Exclude Parcels.

(a) At any time prior to the expiration of the Inspection Period (except as expressly provided below), without terminating this entire Agreement, Buyer shall have the right to designate certain individual Parcels (together with all related Property pertaining to such Parcel) as an Excluded Parcel solely in the event such Parcel has a Material Defect by giving notice of such exclusion (a “Material Defect Notice”), provided that, unless otherwise expressly set forth herein, Buyer shall not be permitted to designate in the aggregate, under any provision of this Agreement (together with any Parcels designated by Seller pursuant to Section 5(b)) more than ninety (90) Parcels (the “Buyer Excluded Parcel Cap”) as Excluded Parcels. “Material Defect” shall mean any one of the following:

(i) Buyer has made a Title Objection (as defined in Section 4(c)) within the time period set forth in Section 4(c) (including the time period for providing a Title Objection Notice for matters that first occur or arise after the Title Objection Date), that (i) has a material adverse effect on the value of the particular Parcel as a single family home or the ability to lease the particular Parcel in the ordinary course of business, (ii) is not a Permitted Encumbrance, and (iii) is not a Monetary Lien or Voluntary Lien (as such terms are defined in Section 4, it being understood that Seller shall be required to remove Monetary Liens and Voluntary Liens pursuant to Section 4 hereof), and Seller has not elected to cure or remove such Title Objection pursuant to Section 4(c)(iv)(A)(2) ;

(ii) such Parcel is subject to, or subject to a written threat of, a condemnation proceeding (provided that Buyer shall have the right to designate any Parcel as an Excluded Parcel under this clause (B) at any time prior to Closing).

(iii) such Parcel has Hazardous Materials in violation of, or is otherwise in violation of, applicable Environmental Requirements (as such terms are hereinafter defined) which would cost over Seven Thousand Five Hundred Dollars ($7,500.00) to remediate unless within five (5) Business Days following delivery of the applicable Material Defect Notice to Seller, Seller elects, in its sole discretion, to either (x) remediate such Hazardous Materials prior to Closing, or (y) give Buyer credit at Closing for the amount of such costs to the extent such costs exceed $7,500 (a “Buyer Hazmat Credit”).

(iv) such Parcel requires a capital expense infusion of more than Seven Thousand Five Hundred Dollars ($7,500.00) in order to make the Property in rentable condition in the ordinary course of business assuming similar standards as currently being used on the Property by the Acquired Companies prior to Closing, unless (i) such damage is covered by insurance that is available to Buyer following Closing or (ii) within five (5) Business Days following delivery of the applicable Material Defect Notice to Seller, Seller elects, in its sole discretion, to either (x) repair such Property prior to Closing, or (y) give Buyer credit at Closing for the amount of such costs to the extent such costs exceed $7,500.00 (a “Buyer CapEx Credit”).

(b) In addition to Buyer’s rights set forth in Section 5(a), Buyer shall, at any time prior to the Closing Date, have the right to designate a Parcel an Excluded Parcel solely pursuant to Section 10, Section 10(c), Section 12(c), Section 12, or Section 17, in each case, subject to the Buyer Excluded Parcel Cap.

(c) Seller Exclusion Rights. Seller shall have the right to designate a Parcel an Excluded Parcel in accordance with Section 10(c)(i), Section 12(c)(ii), or Section 14(b) in each case subject to the Seller Excluded Parcel Cap (exclusive of any Parcels designated by Buyer pursuant to Section 5(a)). Seller shall not be permitted to designate more than fifty (50) Parcels as Excluded Parcels (exclusive of any Parcels designated as Excluded Parcels by Buyer pursuant to Section 5(a) or otherwise pursuant to this Agreement)(the “Seller Excluded Parcel Cap” and collectively with the Buyer Excluded Parcel Cap, the “Excluded Parcel Cap”),

(d) Excluded Parcels.

(i) In the event that any Parcel is designated an “Excluded Parcel” pursuant to this Section 5, Section 10(c), Section 12(c), Section 14, or Section 17, then (i) Buyer shall no longer be obligated to acquire, and Seller shall no longer be obligated to sell, such Excluded Parcel (and all related Excluded Property), (ii) other than as set forth in Section 5(d)(ii) below and Section 22(c), this Agreement shall be terminated with respect to such Excluded Parcels and all related Excluded Property, and Buyer’s and Seller’s obligations hereunder with respect to such Excluded Parcel and all related Excluded Property shall be null and void, (iii) Buyer and Seller shall be obligated to proceed to Closing with respect to all Parcels (and related Property) other than the Excluded Parcels and such related Excluded Property (subject to the terms herein), (iv) Seller’s Representations shall be deemed modified to exclude any such Excluded Parcels and all related Excluded Property, and (v) at Closing, the Purchase Price will be reduced by the amount set forth in the Allocation Schedule allocated to such Excluded Parcel.

(ii) In the event that any Parcel is designated an Excluded Parcel hereunder, then immediately prior to Closing, Seller shall cause the applicable Acquired Company to convey all of such Acquired Company’s right, title and interest in and to the Excluded Parcel, and execute and deliver any and all deeds, assignments, bills of sales, Transfer Tax Returns and other requirements as may be required to convey such Excluded Parcel and all related Excluded Property to an Affiliate of Seller (other than any Acquired Company) prior to Closing. Any and all costs and expenses incurred in connection with such transfer, including any Transfer Taxes, recording Taxes and other charges, shall be borne by Seller and paid at Closing. Such conveyance shall be made without any representation or warranty of any kind from the Acquired Companies or Buyer.

(e) Failure to Exclude Parcels. If, on or before the expiration of the Inspection Period, Buyer has actual knowledge that any Parcel has a Material Defect, and even if Buyer has delivered to Seller a Title Objection Notice in accordance with Section 4(c)(ii), but Buyer does not designate such Parcel an Excluded Parcel prior to the expiration of the Inspection Period, Buyer shall have waived the right to subsequently designate such Parcel as an Excluded Parcel or to terminate this Agreement as a result of such Material Defect. Without limitation, Buyer shall be deemed to have “actual knowledge” of any matters disclosed in any title policies and Included Contracts and any third party reports delivered to Buyer during the Inspection Period.

(g) Excluded Parcels Exceed the Excluded Parcel Cap. Buyer shall not have the right to designate Parcels as Excluded Parcels in excess of the Buyer Excluded Parcel Cap prior to the expiration of the Inspection Period, it being understood that if Buyer believes there are Parcels with Material Defects in excess of the Buyer Excluded Parcel Cap prior to the expiration of the Inspection Period, then Buyer’s option shall be to either (x) waive the Material Defect for any Parcels in excess of the Buyer Excluded Parcel Cap, or (y) terminate this Agreement prior to the expiration of the Inspection Period, in which event, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement). In the event, after the expiration of the Inspection Period and prior to Closing any Parcel is properly designated an “Excluded Parcel” because of a Material Defect pursuant to Section 5(a) or any other applicable provision of this Agreement or by mutual agreement of the parties, and such Excluded Parcels, in the aggregate, exceed the Excluded Parcel Cap (unless Seller agrees to increase the Excluded Parcel Cap, in which event the parties shall proceed to Closing), then Buyer shall have the right to (i) proceed to Closing but shall be obligated to acquire any Excluded Parcels in excess of the Excluded Parcel Cap (the designation of which Excluded Parcels shall be determined by Buyer, in its sole discretion), or (ii) terminate this Agreement, in which event, upon the return of the Deposit to Buyer, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement).

6. Interim Operating Covenants.

(a) Leases. At Closing, the respective Parcels shall be subject to the Leases. During the period from the Effective Date to the Closing (or earlier termination of this Agreement), Seller shall not, and shall not cause or permit the Acquired Companies to, enter into new leases for Parcels now vacant or for Parcels which may become vacant, or enter into any amendments of any Existing Leases or consent to any renewals, extensions, expansions or terminations of any Leases (other than those to which the Tenant is entitled pursuant to the terms of the Existing Lease) unless such actions are in the ordinary course of business and on similar lease forms, rental rates and other terms as is consistent with the past practices of Seller.

(b) Approved Leases. Any new lease entered into by Seller after the Effective Date in accordance with Section 6(a) hereof, and any lease extended or otherwise amended or modified after the Effective Date in accordance with Section 6(a) hereof, shall be referred to herein as an “Approved Lease.” Buyer expressly acknowledges that the termination of any of the Existing Leases or Approved Leases prior to Closing by reason of the expiration of its term or the default of the Tenant thereunder (so long as such termination is in compliance with the provisions of Section 6(a)), or a failure of a proposed tenant to follow through with the execution thereof, shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price.

(c) Conduct of the Acquired Companies.

(i) Except (1) to the extent compelled or required by applicable law or any HOA, (2) as otherwise permitted by this Agreement, or (3) as consented to in writing by Buyer, during the period from Effective Date to the Closing Date, Seller shall cause each of the Acquired Companies to, and each Acquired Company shall: (A) conduct its business and operations and operate, manage and maintain the Parcels in all material respects in the ordinary course, consistent with past practice and applicable law, including continuing the existing repair and maintenance program for the Parcels spending at least $2,800 per year per Parcel (“Required R&M Spend”); (B) use commercially reasonable efforts to maintain its assets and properties consistent with past practice and applicable law; (C) perform, in all material respects, all of its obligations under the Leases and other agreements of the Acquired Companies; (D) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; and (E) maintain in full force and effect the insurance policies currently in effect with respect to the Parcels (or replacements continuing substantially similar coverage). At Closing, if it is determined that Seller has not, at a minimum, met the Required R&M Spend (measured for the period starting January 1, 2020 through Closing on an annualized basis), then for each Parcel for which the Required R&M Spend has not been met, Buyer shall receive a credit at Closing for each such Parcel in an amount equal to the positive difference between the Required R&M Spend and the amount, if any, that Seller actually spent for the repair and maintenance of each such Parcel during such period.

(ii) Without limiting the generality of the foregoing, except (1) to the extent compelled or required by applicable law or any HOA, (2) as otherwise permitted by this Agreement, or (3) as consented to in writing by Buyer, which consent shall be in Buyer’s sole discretion (except if such actions are necessary or are in response to any emergency with respect to any Acquired Company or Parcel, then no consent shall be required), during the period from Effective Date to the Closing Date, Seller shall cause each Acquired Company not to, and each Acquired Company shall not:

(A) modify or amend any of the organizational documents of any Acquired Company;

(B) issue, or authorize the issuance of, any membership interest of any Acquired Company, or form a subsidiary of an Acquired Company;

(C) incur or suffer to exist any Indebtedness except for (i) existing Indebtedness as of the Effective Date, and (ii) trade payables incurred in the ordinary course of business consistent with past practice that are subject to adjustments pursuant to Section 7; or take any action which would cause a breach or default under any Indebtedness beyond the expiration of any applicable cure periods;

(D) enter into new contracts or agreements relating to the construction, management, service, utility operation, maintenance, repair or improvement of the Property, or otherwise imposing obligations on or affecting the Property or any Acquired Company, including management agreements, easement agreements, brokerage agreements for the leasing of the Property, equipment leases, maintenance agreements, warranties, Management Agreements (hereinafter defined) and other contracts and parking agreements (each, a “Contract”), other than (i) Contracts that are terminated at Closing at no cost to Buyer, and (ii) Included Contracts;

(E) other than Leases, encumber, sell or transfer all or any portion of the Real Property or any interest therein or otherwise dispose of the Real Property or any part thereof or interest therein, or alter or amend the zoning classification of the Real Property;

(F) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any of the Acquired Companies;

(G) hire any employees;

(H) enter into, modify, amend, or terminate any collective bargaining or similar Contract with any union, works council, or labor organization;

(I) file or cause to be filed, or amend, any Tax Return with respect to the Acquired Companies other than in accordance with past practice, enter into any closing agreement, make or change any Tax election, change any Tax method of accounting, or agree to extend the statute of limitations in respect of any Taxes;

(J) settle or compromise any pending or threatened Litigation which is not paid by insurance and which settlement is in excess of $30,000;

(K) amend, supplement, or modify (other than paying off any Indebtedness and causing such Indebtedness and any liens relating thereto to be terminated) any documents, agreements or instruments evidencing, securing, guaranteeing or otherwise pertaining to any Indebtedness or any provision thereof or take any action which would cause a breach or default thereof (beyond the expiration of any applicable cure period); or

(L) authorize, agree, resolve or consent to any of the foregoing.

(d) Notices. If Seller or any of the Acquired Companies is served with process or receives written notice that Litigation has been commenced against it, Seller shall notify Buyer within three (3) Business Days.

(e) Efforts. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the Closing Date, the transactions contemplated herein. If requested by Buyer, Seller shall reasonably cooperate with Buyer (at no material cost to Seller) with respect to any financing to be obtained by Buyer at Closing by any lender (a “Lender”), including providing customary owner’s affidavits from the Acquired Companies to the extent required by a Lender if Buyer obtains mortgage financing, provided that (i) Seller shall not be required to waive or reduce any rights or increase its obligations or liabilities under this Agreement and in no event shall any Seller Parties (other than Seller and the Acquired Companies) be required to incur any obligations or liabilities, and (ii) any such owner’s affidavits shall be subject to Seller’s review and reasonable approval.

(f) Release of Acquired Companies. Solely if and when the Closing occurs, and effective as of the Closing Date, Seller, on behalf of itself and its Affiliates and each of its and their respective officers, directors, employees, agents, successors and assigns (the “Releasing Parties”), hereby releases, acquits and forever discharges the Acquired Companies and their respective successors and assigns, together with their present and former directors and officers (solely in their capacity as such but not in any other capacities) (collectively, the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Release Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from the beginning of time up to, but not including, the Closing Date, other than (i) obligations arising under this Agreement and any documents executed and delivered by the parties at Closing, and (ii) Release Claims solely among Seller. This release shall become effective only upon completion of the Closing and prior to such date shall have no force or effect and shall not be legally binding on the parties. For purposes of this Agreement, “Affiliate” shall mean, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first entity, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. This Section 6(f) shall survive the Closing.

(g) No-Shop. Between the Effective Date and ending on the earlier of (i) the Closing Date or (ii) the termination of this Agreement, none of Seller, the Acquired Companies or any of their Affiliates shall solicit, encourage or enter into any discussions, or exchange proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the assets or properties (including the Property) of any of the Acquired Companies (other than the sale of products or services in the ordinary course of business consistent with past practices) or any membership interest (whether newly issued or currently outstanding) of any of the Acquired Companies, any merger, business combination or recapitalization involving any of the Acquired Companies, the liquidation, dissolution or reorganization of any Acquired Company, or any similar transaction, and Seller and the Acquired Companies shall cause each Acquired Company’s and each of their Affiliates’ directors, officers, employees, agents, representatives to refrain from any of the foregoing; provided, that Seller and the Acquired Companies shall not be required to initiate litigation against any such directors, officers, employees, agents or representatives.

(h) Termination of Affiliate Agreements. Prior to the Closing Date, Seller shall cause all contracts and agreements (other than Included Contracts) between any Acquired Company and any Affiliate of Seller, other persons with whom any Acquired Company is not dealing at arm’s-length, employee, officer or director of Seller or any Acquired Company or any entity controlled by any employees, officers or directors of Seller or any Acquired Company to be terminated without further obligations of or liabilities on the Acquired Companies. This Section 6(h) shall survive the Closing.

7. Apportionments.

(a) Generally. Apportionments under this Section 7 shall be made as of 12:01 a.m. on the Closing Date, as if Buyer was vested with title to the Property during the entire day upon which the Closing occurs. Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Closing Date and shall be responsible for all expenses allocable to that period.

(b) Rent. Rent, including, without limitation, fixed rent, prepaid rent, and additional rent, if applicable (collectively, “Tenant Charges”), shall be apportioned as of the Closing Date in accordance with the provisions of this Section 7.

(i) To the extent that Tenant Charges under a Lease with respect to the month of the Closing have been paid prior to the Closing, the same shall be prorated as of the Closing Date between Buyer and Seller based on the number of days during the month in which the Closing Date occurs and Buyer shall be entitled to a credit at Closing for the portion of such payments attributable to the period beginning on the Closing Date. Seller shall retain the right to receive all payments for unpaid Tenant Charges attributable to the period prior to the Closing Date.

(ii) All amounts collected by Buyer from Tenants under the Leases after Closing shall be Buyer’s sole and exclusive property and shall not be prorated after Closing.

(iii) Any Tenant Charges prepaid and applicable to the period following the Closing Date shall be credited by Seller to the Buyer on the Closing Date.

(c) Leasing Commissions. Seller agrees that it shall be responsible for payment of, and Seller shall pay the same on or prior to Closing or give Buyer a credit at Closing for, any unpaid installments of any leasing or brokerage commissions due on account of the existing term and the existing leased premises of the Existing Leases, whether such installments of leasing or brokerage commissions are payable before or after the Effective Date or before or after the Closing Date. Except as provided below in this Section 7, if Seller enters into any Approved Lease or amends an Existing Lease prior to Closing in accordance with Section 6 of this Agreement, then any commission payable with respect thereto shall be apportioned between Seller and Buyer as of the Closing Date based on the period of the initial lease term or amended lease term during which the applicable tenant is paying rent (i.e. excluding any free rent periods), as applicable, that occurs prior to and after Closing.

(d) Tenant Inducement Costs; Free Rent Periods. Because there are no Tenant Inducement Costs associated with the Leases, there shall be no apportionment of any Tenant Inducement Costs. For purposes of this Agreement, the term “Tenant Inducement Costs” means tenant improvement costs, moving costs, improvement allowances and similar tenant inducement costs which are to be borne by the landlord per the terms of the Lease, but the term “Tenant Inducement Costs” shall not include any reduced Tenant Charges on account of free or reduced rent periods. Buyer acknowledges that some Leases may have a free rent period (no more than one month rent) and there shall be no apportionment between the parties as a result of such free rent periods.

(e) Prorations Under Included Contracts. Except as otherwise provided herein (e.g., in Section 7(c) with respect to leasing commissions), amounts payable under any Included Contracts and other operating and maintenance expenses and other recurring costs relating to the Property shall be apportioned as of the Closing Date.

(f) Taxes and Assessments. Real property Taxes shall be apportioned on the Closing Date: (A) Seller shall be allocated and bear all liability for real property Taxes relating to the period up to the Closing Date and (B) Buyer shall be allocated and bear all liability for real property Taxes relating to the periods from and after the Closing Date. For purposes of the foregoing, any Real property Taxes for a Straddle Period shall be allocated based on the principles in Section 29(a)(ii). If the real property Tax bill for the Tax year in which the Closing occurs has not been issued on or before the Closing Date, the apportionment of real property Taxes shall be computed based upon the most recent Tax bill available. If, on the Closing Date, bills for the real property Taxes imposed upon the Real Property for the Tax year in which Closing occurs have been issued and are due but shall not have been paid, such real property Taxes shall be paid at the time of Closing pursuant to the apportionment provided by this Section 7(f). For the avoidance of doubt, any refunds of real property Taxes (including in the form of a direct credit or estimated Tax payments) with respect to the period up to the Closing Date (any such refund, a “ Pre-Closing Tax Refund”), shall be for the account of Seller, and Buyer shall pay over to Seller any such Pre-Closing Tax Refund (including any interest received with respect thereto) within ten (10) Business Days after receipt, or if the refund is in the form of a direct credit, within ten (10) Business Days after the date on which the Tax Return claiming such refund is filed. Buyer shall cooperate with Seller in obtaining such refunds, including through the filing of amended Tax Returns or refund claims, provided Seller shall reimburse Buyer for all reasonable and actual third party associated costs and expenses incurred in connection therewith.

(g) HAP Payments. HAP Payments and all dues, fees, assessments and impositions with respect to a Parcel shall be apportioned as of the Closing Date.

(h) HOA FEES. Charges levied or assessed or imposed against a Parcel (“HOA Fees”), by a homeowners’ association, property owner’s association or similar entity (“HOA”) shall be apportioned as of the Closing Date.

(i) Credits. Buyer shall receive a credit at Closing in the amount of all HazMat Credits and Buyer CapEx Credits in the aggregate, if any.

(j) Other Income and Expenses. All other income or revenue of the Property, and all other operating expenses of the Property, shall be prorated as of 12:01 a.m. on the Closing Date to the extent received prior to Closing.

(k) Accounting. Upon the request of Seller (which request may be made from time to time but shall not be made more than once in any calendar quarter), Buyer shall provide Seller an accounting of all sums received and/or paid by Buyer under any of the Leases.

(l) Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary closing statement (the “Closing Statement”), and shall deliver such preliminary Closing Statement to the Escrow Holder on or prior to the Closing Date. The preliminary Closing Statement and the apportionments and/or pro ration allocations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or pro rations cannot be calculated accurately based on actual figures on the Closing Date, they shall be calculated based on Seller’s and Buyer’s good faith estimates thereof, subject to reconciliation as hereinafter provided.

(m) Post-Closing Reconciliation. If there is an error on the preliminary Closing Statement or, if after the actual figures are available as to any items that were estimated on the preliminary Closing Statement, it is determined that any actual pro ration or apportionment varies from the amount thereof reflected on the preliminary Closing Statement, the pro ration or apportionment shall be adjusted based on the actual figures as soon as feasible. Either party owing the other party a sum of money based on such subsequent pro ration(s) shall promptly pay said sum to the other party, which payment shall be treated as an adjustment to the Purchase Price, including for applicable Tax purposes. The parties shall seek to complete all such reconciliations within 180 days after the Closing Date, after which time such reconciliations shall be deemed final (and neither party shall have any further right to dispute the same), except for (i) Taxes, which shall be reconciled within sixty (60) after the date the actual Taxes are finalized, and (ii) any specific matters for which either party has given notice of dispute to the other party and is actively pursuing resolution of such dispute. Seller and Buyer and Buyer’s property manager, shall maintain and make available to each other any books or records necessary for the adjustment of any items hereunder.

(n) Tenant Security Deposits. At Closing, Seller shall turn over to Buyer (or give Buyer a credit for), all Security Deposits then held by Seller as of the Closing Date by or for Seller under the Leases, to the extent not previously applied in accordance with the Leases, including any accrued interest. Buyer will cause all Security Deposits to be maintained after Closing in accordance with the requirements of applicable law and shall indemnify and defend Seller and the other Indemnified Seller Parties from all claims of Tenants with respect to the Security Deposits actually delivered to Buyer or for which Buyer received a credit at Closing, which indemnity shall survive Closing indefinitely.

(o) Utilities. Because the Tenants under the Leases are responsible for paying utilities, there shall be no apportionment at Closing for utility expenses.

(p) Survival. The provisions of this Section 7 shall survive Closing for 270 days except as provided in Section 7(n).

8. Closing Costs.

(a) Buyer’s Costs. Buyer shall pay: (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) the cost of obtaining any surveys, (iii) any mortgage recording Tax on any mortgage financing which Buyer may obtain in connection with its acquisition of the Property, and (iv) one-half of the escrow fee and closing fees charged by the Escrow Holder.

(b) Seller’s Costs. Seller shall pay: (i) the costs of its counsel and other professionals and consultants; and (ii) one-half of the escrow Fee to the Escrow Holder and all of any other closing fees charged by the Escrow Holder.

(c) Other Taxes and Charges. With respect to the costs associated with the provision of a standard owner’s title insurance policy and any endorsements standard owner’s title insurance policy requested by Buyer to be issued at Closing and any coinsurance or reinsurance costs, if any (“Title Costs”), Buyer and Seller shall divide such Title Costs on a 50/50 basis, provided that in no event shall Seller’s share of the Title Costs exceed $300,000.00. With respect to (i) any and all transfer, sales (including bulk sales), use, documentary, stamp and other similar taxes, and all conveyance fees, recording charges and other similar fees and charges (including interest, penalties and/or additional amounts with respect thereto) incurred in connection with the consummation of the Transactions (collectively, “Transfer Taxes”) and (ii) all other closing costs not specifically set forth herein shall be paid in accordance with the general custom (i.e., as between the Buyer and Seller) in the jurisdiction in which such costs, charges, and Transfer Taxes are imposed. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable local law for filing such Tax Returns, and such party shall use its reasonable best efforts to provide a draft of such Tax Returns to the other party at least five (5) Business Days prior to the date such Tax Returns are due to be filed for such other party’s review and consent (not to be unreasonably withheld, delayed or conditioned). Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. To the extent that a party makes a payment of a Transfer Tax (or portion thereof) for which the other party should have paid, such other party shall promptly reimburse the party that paid the Transfer Taxes in the amount of such payment.

(d) Survival. The provisions of this Section 8 shall survive Closing for 270 days.

9. Municipal Violations. To the extent the Tenants under their respective Leases are to comply with specific laws, ordinances, public regulations or statutes applicable to their respective leased premises (“Tenant Compliance Requirements”), Buyer shall look solely to the Tenants under the Leases to comply with any notices concerning the existence of any uncorrected Tenant Compliance Requirements (including any fines, interest or penalties thereon due to non-compliance therewith) in respect of the Real Property, and Seller shall not be responsible to comply with any Tenant Compliance Requirements; provided, Buyer shall have the right to pursue Seller with respect to any notices concerning the existence of any uncorrected violation issued by any public authority that is not a Tenant Compliance Requirement. The provisions of this Section 9 shall survive Closing indefinitely.

10. Seller’s Representations.

(a) Seller hereby represents to Buyer, as of the Effective Date and as of Closing, except for such representations and warranties that are expressly provided as of the Effective Date, as follows (the representations and warranties made by Seller pursuant to this Section 10(a) and Section 20 of this Agreement, collectively, the “Seller’s Representations”):

(i) Organization. Each Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to carry on its business as now conducted.

(ii) Authorization. Seller has the limited liability company power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller has duly authorized the execution of this Agreement. Seller has obtained any consents from partners, members, and/or shareholders required to permit the transactions contemplated by this Agreement.

(iii) Organization, Authority and Qualification of the Acquired Companies. Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, and to perform this Agreement and the transactions contemplated hereby. Each Acquired Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

(iv) Capitalization. The capitalization and record owners of all of the limited liability company interests of each Acquired Company is as set forth on Exhibit A. All of the Membership Interests are duly authorized, have been validly issued and are fully paid and non-assessable, are owned beneficially and of record by Seller, free and clear of any lien (except any liens that will be released as part of Closing), and were issued in compliance with applicable securities laws or exemptions therefrom. Except as set forth on Exhibit A, no limited liability company interests or other interests of any Acquired Company were issued, reserved for issuance or outstanding. No person has preemptive rights with respect to securities of any Acquired Company. No Acquired Company has any outstanding securities convertible into or exchangeable or exercisable for its limited liability company interests or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any of its limited liability company interests. Other than the limited liability company agreement for each Acquired Company (a true and correct copy of which has been provided by Seller to Buyer), no Acquired Company is a party to and there is not, and immediately after the Closing there will not be, any Contract, right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders or members agreement, whether or not any Acquired Company is a party thereto, with respect to the purchase, sale or voting of any limited liability company interests of any Acquired Company or any securities convertible into or exchangeable or exercisable for any limited liability company interests of any Acquired Company. None of the Acquired Companies owns any equity interest in any other entity.

(v) No Conflicts. The execution, delivery and performance by Seller and each Acquired Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller or the Acquired Companies; (b) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Seller or the Acquired Companies; or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Acquired Companies or Seller is a party or by which the Acquired Companies or Seller is bound or to which any of their respective properties and assets are subject.

(vi) Consents. The execution, delivery and performance by Seller and each Acquired Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any law or governmental order applicable to Seller or the Acquired Companies; or (b) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Acquired Companies or Seller is a party or by which the Acquired Companies or Seller is bound or to which any of their respective properties and assets are subject.

(vii) Governmental Authorizations and Consents No consents, licenses, approvals or authorizations of, any governmental authority are required to be obtained or made by Seller or any Acquired Company in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the consummation by Seller or the Acquired Companies of the transactions contemplated herein; provided that the foregoing shall not be deemed to be a representation regarding the applicability of any Federal or State securities laws.

(viii) No Condemnation. To Seller’s knowledge, as of the Effective Date, there are no existing condemnation proceedings or deeds in lieu of condemnation affecting any of the Parcels comprising part of the Real Property. As of the Effective Date, Seller has not received any written notices regarding any pending condemnation proceedings or deeds in lieu of condemnation affecting any of the Parcels comprising part of the Real Property. If Seller receives any notice regarding any pending condemnation proceedings or deeds in lieu of condemnation or other proceedings as described in this clause (viii) affecting any of the Parcels, Seller shall notify Buyer within three (3) Business Days of receipt.

(ix) FIRPTA. No Seller is a “foreign person” or “foreign corporation” as those terms are defined in the Code and the regulations promulgated thereunder.

(x) Bankruptcy. Neither Seller nor any of the Acquired Companies has: (A) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (C) made an assignment for the benefit of creditors.

(xi) Litigation. Except for those matters described in Exhibit G, neither Seller nor any of the Acquired Companies has received any written notice of any pending claims (for which legal proceedings have been commenced), actions, suits, audits, proceedings or governmental investigations (“Litigation”) against the Real Property or Seller or the Acquired Companies. To Seller’s knowledge, each of the matters described on Exhibit G is Litigation which is fully covered by insurance of Seller or its existing manager, subject to deductibles (to be covered by Seller).

(xii) Seller not a “Prohibited Person”.

(A) Seller and the Acquired Companies are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order, such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(B) None of Seller, any Acquired Company, or, to Seller’s knowledge, any beneficial owner of Seller or any Acquired Company (other than the holder of an interest in any publicly traded company):

a. is listed on any Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

b. is a person subject to the prohibitions contained in the Orders;

c. is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person subject to the prohibitions contained in the Orders;

d. is any of the governments of Cuba, Iran, North Korea, Myanmar, Syria or Sudan or any other country with whom a United States citizen or entity organized under the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement (each, a “Prohibited Country”);

e. is established in, organized under or has their principal place of business in a Prohibited Country;

f. is a publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling material property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in, any Prohibited Country or any company domiciled in any Prohibited Country;

g. is a person Affiliated with a person described in clauses (a) to (f) above.

(xiii) ERISA. Neither Seller or any of the Acquired Companies is (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(xiv) Leases. As of the Effective Date, (A) there are no leases, subleases, ground leases, licenses or other occupancy agreements to which Seller or any of the Acquired Companies is a party (including by assignment or other succession) affecting or relating to the Real Property existing as of the Effective Date except for the Existing Leases (provided, however, that no representation is or will be made by Seller that any Leases will be in effect as of the Closing Date and no representation is made with respect to subleases to which neither Seller nor any Acquired Company is a party); and (B) Exhibit C contains a true and correct list of all of the Existing Leases; and copies of the Existing Leases, including, without limitation, guaranties thereof and amendments thereto, have been made available via the Diligence Room to Buyer. As of the Effective Date, to Seller’s knowledge, none of Seller, the Acquired Companies, or any of their respective Affiliates has received written notice of a Contract Default under any Existing Leases which remain uncured and not waived. Other than as set forth on Exhibit J, there are no outstanding Tenant Charge arrearages in excess of ninety (90) days. For purposes of this Agreement, a “Contract Default” shall mean a default under any agreement that would have an Individual MAE.

(xv) Rent Roll. Attached hereto as Exhibit K are the current rent rolls as of December 1, 2020 with respect to the Parcels (the “Rent Rolls”). To Seller’s knowledge, the information set forth in the Rent Rolls is true, accurate and complete in all material respects, as of the date thereof. The Rent Rolls set forth a list of all Security Deposits with respect to each Parcel. The Rent Rolls will be updated by Seller not more than ten (10) days prior to Closing. There are no Security Deposits that have been applied against obligations of such Tenants except as set forth on the Rent Rolls.

(xvi) Commission Agreements. There are no leasing commission agreements entered into by Seller affecting all of any portion of the Property other than the leasing commission provisions set forth in the Management Agreements which will be terminated by Seller concurrently with, or prior to, the Closing Date.

(xvii) Contracts. Except for (i) the HAP Contracts set forth on Exhibit D-1 (the “HAP Contracts”) and (ii) the Existing Leases, any Approved Leases, any Contracts identified on the Existing Title Policies, the Asset Management Agreements set forth on Exhibit D-1 (the “Asset Management Agreements”), the Management Agreements set forth on Exhibit D-2 hereto (the

“Management Agreements”) and contracts evidencing or relating to Existing Loans, there are no existing Contracts to which any of the Acquired Companies is a party or that will be binding upon the Acquired Companies or the Property after Closing. The contracts evidencing or relating to Existing Loans, the Asset Management Agreements, the Management Agreements, and all Contracts that are required to be terminated pursuant to Section 2(e)(ii) will be terminated as of or prior to the Closing Date and will not be binding on the Acquired Companies or the Property from and after the Closing Date. No Acquired Company is party to any Contract guaranteeing the obligations of any other Person, other than the contracts evidencing the Existing Loans that will be released in full at Closing.

(xviii) Financial Statements. Copies of all financial statements of Rex Residential Venture LLC (“Rex Residential”), which is consolidated with the Sellers and the Acquired Companies, consisting of the balance sheet of Rex Residential (consolidated with the Sellers and the Acquired Companies) as of December 31, 2019 and the related statements of income and retained earnings, members’ equity and cash flow (the “Annual Financial Statement”), and unaudited financial statements consisting of the balance sheet of Rex Residential (consolidated with the Sellers and the Acquired Companies) as of September 30, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statement, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP, as customarily applied in the real estate industry, and applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of Rex Residential and accurately reflect, in all material respects, the financial position of Rex Residential as of the date of such Financial Statements. Since the date of the most recent Financial Statements, Rex Residential has conducted its business in the ordinary course and in a manner consistent with past practice as a special purpose entity whose sole business is the ownership of the Sellers. The sole business of the Sellers is the ownership of the Acquired Companies, and the sole business of the Acquired Companies is the ownership of the applicable Parcels. Rex Residential does not own any assets or have any liabilities other than its interest in Sellers, and Sellers do not own any assets or have any liabilities other than their respective interests in the applicable Acquired Companies.

(xix) Undisclosed Liabilities. The Acquired Companies have no written or documented liabilities, obligations or commitments, and to Seller’s knowledge, the Acquired Companies have no other liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise that would be required by GAAP to be included in the Financial Statements (collectively, “Liabilities”), except (a) those which are adequately reflected or reserved against in the Financial Statements delivered to Buyer and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of such Financial Statements and which are not, in the aggregate, material in amount.

(xx) Employment Matters.

(A) None of the Acquired Companies has any employees.

(B) None of the Acquired Companies (i) is party to or bound by any collective bargaining agreement or other similar agreement with any union or other labor organization, (ii) has recognized any labor organization, and no labor organization has been elected, as the collective the collective bargaining agent for any employees of the Acquired Companies, or (iii) is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(xxi) Tax Matters.

(A) Each of the U.S. federal and state income and franchise Tax Returns and all other material Tax Returns required to be filed by the Acquired Companies with any governmental or Tax Authority on or before the Closing Date: (i) has been filed on or before the applicable due date (including any valid and timely extensions of such due date); and (ii) has been prepared in compliance with applicable laws and accurately reflects all liability for Taxes of the Acquired Companies for the periods covered thereby, and is otherwise true, correct and complete. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any such Tax Return. Seller has not caused any Acquired Company to revoke or amend any such Tax Returns or related filings of the Acquired Companies with respect to any Tax year(s) that ended prior to the Closing Date. All Taxes and Tax liabilities due and payable by or with respect to the income, assets, or operations of the Acquired Companies (including, but not limited, to estimated Taxes for the Acquired Companies’ current taxable years) have been timely paid in full. There are no liens for Taxes on the assets of the Acquired Companies or interests therein, other than liens for Taxes that are not yet due or payable. All Taxes that the Acquired Companies have been required to collect or withhold have been duly collected or withheld and have been duly and timely paid to the proper governmental or Tax Authority in accordance with applicable law.

(B) There has not been any audit, inquiry or investigation of the Acquired Companies’ Tax Returns by any governmental or Tax Authority in the past four (4) years. None of Seller or any of the Acquired Companies has been notified in writing that any such audit is contemplated or pending. None of Seller or any of the Acquired Companies has received any written notices from any governmental or Tax Authority relating to any issue which could reasonably be expected to affect the Tax liability of the Acquired Companies and none of Seller or any of the Acquired Companies are presently contesting the Tax liability of any Acquired Company before any court, tribunal or agency. No deficiency for Taxes has been threatened, asserted or assessed by a governmental or Tax Authority in writing against the Acquired Companies that has not been satisfied by payment in full, settled or withdrawn. None of Seller or any of the Acquired Companies has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is currently outstanding, and no request for any such waiver or extension is currently pending and no closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any governmental or Tax Authority with or in respect of the Acquired Companies.

(C) None of the Acquired Companies has agreed to, and is not required to, make any adjustment for any period pursuant to Section 481(a) of the Code (or a similar provision of the Code or an analogous law relating to Taxes of any state, local or non-U.S. jurisdiction) by reason of any change in any accounting method. There is no application pending with any governmental or Tax Authority requesting permission for any such change in any accounting method of the Acquired Companies, and the IRS has not issued in writing any proposal regarding any such adjustment or change in accounting method. No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date, (iii) installment sale or open transaction made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date. No Acquired Company is a party to any lease subject to the provisions of Section 467 of the Code.

(D) Each of the Acquired Companies has at all times been treated as a “disregarded entity” within the meaning of Treasury Regulation 301.7701-3 (and none such entity has made any election to be treated as an association Taxable as a corporation for U.S. federal income Tax purposes). None of the Acquired Companies has entered into any hedging transactions other than pursuant to any Existing Loans that will be paid in full at Closing.

(E) None of the Acquired Companies is a party to any contract relating to allocating, indemnifying or sharing the payment of, or liability for, Taxes, or could have any obligations pursuant to any such contract or any similar contract that will be binding on such Acquired Company after the Closing, other than any such agreement the primary purpose of which is to address matters other than Tax matters. None of the Acquired Companies has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 for any company or any analogous provisions of state, local or non-U.S. Tax law, as a transferee or as a successor or otherwise.

(F) None of the Acquired Companies has engaged in any “listed” transactions (as defined under the Treasury Regulations promulgated under Section 6011 of the Code).

(G) There are no Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of Seller threatened to raise, a claim against any Acquired Company for any breach of (or any payment otherwise required under) any Tax Protection Agreements.

(H) None of the Acquired Companies holds an interest in any subsidiary or any equity or debt security or other economic interest in any other corporation, partnership, limited liability company, trust, joint venture, or other business enterprise or has made any loans of money to its present or former officers, employees or members.

(I) As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all U.S. federal, state, local and foreign Taxes, levies, imposts, duties, assessments or other changes or withholdings of a similar nature, in each case that is imposed by a Tax Authority, together with all interest, penalties and additions imposed with respect thereto; (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes and any amendments thereto; (C) “Tax Protection Agreements” means any agreement to which any Acquired Company or any of its subsidiaries is a party pursuant to which an Acquired Company or any of its subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons; and (D) “Tax Authority” means any U.S. federal, state or local governmental or regulatory with the authority to oversee, implement, collect or administer any Tax.

(xxii) Environmental Matters. Neither Seller nor any of the Acquired Companies has received written notice from any third party, including any governmental authority, indicating (A) that any Hazardous Materials exist on, under or about any of the Parcels in violation of any Environmental Laws, or (B) that such party proposes to carry out an environmental inspection, audit or other investigation of any of the Parcels (other than any potential environmental inspection, audit or other investigation by Buyer in connection with this Agreement) except such matters as have been remediated and cured as required by any applicable Environmental Laws. As used herein, the term “Hazardous Materials” shall mean any substance which is or contains (A) any “hazardous substance” as now or hereafter defined in CERCLA or any regulations promulgated under CERCLA; (B) any “hazardous waste” as now or hereafter defined in RCRA or regulations promulgated under RCRA; (C) any substance regulated by the TSCA; (D) gasoline, diesel fuel, or other petroleum hydrocarbons; (E) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (F) polychlorinated biphenyls; (G) radon gas; and (H) any additional substances or materials which are currently classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Property. As used herein, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(xxiii) Relationship with Affiliates. Except for the Management Agreements and the Asset Management Agreements, none of Seller or any of its Affiliates (nor any officer or director of any of the foregoing) is a party to any Contract with any Acquired Company, including with respect to compensation or remuneration to be paid to Seller or any of its Affiliates (nor any officer or director of any of the foregoing) in connection with this Agreement or the transactions contemplated herein, which will not be terminated as of the Closing.

(xxiv) Real Property.

(A) None of Seller, the Acquired Companies, or any of their respective Affiliates has received written notice that any of Seller, the Acquired Companies, or any of their respective Affiliates have violated any covenants, conditions or restrictions affecting any Parcel, except for such violations that would not, individually or in the aggregate, reasonably be expected to have an Individual MAE.

(B) There are no outstanding or pending claims against any Existing Title Policy.

(C) There are no ongoing construction, renovation, repair or development projects with respect to any Parcel with unpaid costs or expenses in excess of $10,000 in the aggregate with respect to such Parcel or any tenant improvement funding obligations, tenant concessions or “free rent” obligations in excess of in the aggregate two (2) months’ rent with respect to any Parcel currently outstanding (the “Construction Projects”), except as described in Schedule 10. None of Seller nor any Acquired Company has received or given written notice of a material default of any obligation with respect to the Construction Projects which remains uncured.

(D) Other than the Leases, neither Seller nor any Acquired Company has entered into an agreement which would restrict the current use and occupation of any Parcel.

(E) To Seller’s knowledge, no fire or other casualty has occurred with respect to any Parcel which has not been restored, except as described in Schedule 10.

(xxv) Special Purpose Entities. Other than the ownership, leasing, financing, management and operation of the respective Parcels (and other single family residential properties have previously been sold or conveyed by the applicable Acquired Companies, if any) by the applicable Acquired Companies, no Acquired Company (x) has owned, developed, leased, managed or operated any asset or property, (y) has engaged in any business, or (z) has any existing liabilities except those arising from or through such ownership, financing, leasing, management and operation.

(xxvi) Compliance with Laws. Subject to the terms and conditions of Section 9 above, which shall modify the following representations as applicable, to Seller’s Knowledge, none of the Acquired Companies is in violation in any material respect of, nor is there a failure on the part of any Acquired Company to comply with in any material respect with, any state or federal law that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(xxvii) Insurance. Each Acquired Company maintains the insurance shown in Exhibit L, which insurance is in full force and effect. Within the last three (3) years, none of the Acquired Companies have made any material claim against an insurance policy as to which the insurer has or is denying coverage. To Seller’s knowledge, none of the Acquired Companies are in default in any material respect under any insurance policy maintained by any of them.

(xxviii) Books and Records. The books and records of each Acquired Company are accurate in all material respects.

(xxix) Existing Bank Accounts. Contemporaneously with or promptly following Closing, any existing bank accounts under the control of any Acquired Company shall be closed.

(xxx) Indebtedness. Exhibit M sets forth a true and complete list as of the date of this Agreement of the Indebtedness of the Acquired Companies, other than (i) trade debt and other similar liabilities incurred in the ordinary course of business and (ii) other than any expenses to the extent that Buyer receives a credit against the Purchase Price or are adjusted between the parties in accordance with Section 7 hereof. As of the Closing Date, none of the Acquired Companies will have any outstanding Indebtedness, other than any expenses to the extent that Buyer receives a credit against the Purchase Price or are adjusted between the parties in accordance with Section 7 hereof.

(xxxi) HOAs; HAP Payments. Other than as to be adjusted between the parties in accordance with Section 7 hereof, there are no HOA Fees or HAP payments due and payable and outstanding with respect to the Property. None of the Parcels consist of housing cooperatives or manufactured housing. Exhibit N is a true, accurate and complete list of Parcels subject to an HOA for which HOA Fees are paid on a regular basis.

(xxxii) Tenant Inducement Costs. There are no Tenant Inducement Costs.

(xxxiii) Anti-Bribery; Anti-Corruption.

(A) None of Seller, the Acquired Companies or any of their Affiliates (i) has offered, promised, given or agreed to give to any person or entity any bribe on behalf of Buyer or its Affiliates or otherwise pertaining to the Acquired Companies or the Property; or (ii) has engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the Unites States Foreign Corrupt Practices Act of 1977 with respect to the transaction contemplated by this Agreement;

(B) Seller, the Acquired Companies and their Affiliates (i) have in place, their own policies and procedures to address compliance with any applicable anti-corruption laws; and (ii) have in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Seller, Buyer and Buyer’s Affiliates to readily identify Seller’s, the Acquired Companies’ and their Affiliates’ financial and related records in connection with this Agreement.

(b) All references in any Seller’s Representations and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge as of the Effective Date (without independent investigation or inquiry) of Howard Fife, a Principal of Westport Capital Partners LLC, but shall not otherwise be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any Affiliate of Seller, and/or any of its officers, Affiliates or representatives, and shall in no event be deemed to include imputed or constructive knowledge.

(c) If at any time after the Effective Date and prior to the Closing Date, Seller or Buyer discovers any material inaccuracy in any of the foregoing representations and warranties, or if events occur which would cause any of the foregoing representations and warranties to be inaccurate, then the applicable party shall bring such matter to the attention of the other party within ten (10) Business Days of obtaining actual knowledge thereof (but no later than five (5) Business Days prior to the Closing Date, to the extent Buyer obtained actual knowledge thereof prior to such time) by written notice to the other party (a “Representation Notice”).

(i) Except as limited as set forth in Section 10(a)(xiv) and/or Section 10(a)(xv), if the applicable Representation Notice discloses a matter or condition that would make a representation or warranty untrue, and such matter or condition only relates to one or more particular Parcels and could reasonably expected to have an Individual MAE (defined below) on the respective individual Parcel(s), then (A) if Buyer does not waive any breach of a representation of Seller arising from such inaccuracy in writing, Seller shall have the right to cure such inaccuracy by including in such Representation Notice, notice to Buyer of its election to either cure such matter or condition prior to Closing or designate such affected Parcel or Parcels as an Excluded Parcel, subject to the Excluded Parcel Cap, and in such event, the provisions of Section 5(c) shall apply with respect to such Excluded Parcel or Excluded Parcels, as the case may be; and (B) to the extent Seller has not elected to cure such matter or condition or designate such affected Parcel as an Excluded Parcel in accordance with clause (A) above or Seller is otherwise not permitted to so designate such Parcel as an Excluded Parcel, then Buyer shall have the right to either (1) proceed to Closing with respect to the affected Parcel without any reduction in Purchase Price, or (2) at any time prior to Closing, subject to the Excluded Parcel Cap, designate the affected Parcel or Parcels as Excluded Parcels, and in such event, Section 5(c) shall apply with respect to such Excluded Parcel or Excluded Parcels, as the case may be.

(ii) If the applicable Representation Notice discloses a matter or condition that relates to the Properties or the Acquired Companies, taken as a whole, and such matter or condition, could reasonably expected to have a Material Adverse Effect, and if Seller is unable to provide assurance reasonably satisfactory to Buyer that the substantive circumstance causing such material breach of a representation or warranty will be cured prior to Closing (or if Seller provides such assurance but thereafter is unable to cure such material breach by the Closing Date), then Buyer shall have the right to either (1) proceed to Closing hereunder without any reduction in Purchase Price, or (2) terminate this Agreement and receive back the Deposit subject to and in accordance with the Escrow Agreement (it being understood that if the matter or condition disclosed in the applicable Representation Notice was not caused by a breach of Seller’s covenants under this Agreement, then the foregoing remedy shall be Buyer’s sole remedy therefor). For purposes of this Agreement, “Material Adverse Effect” shall mean: (1) with respect to a Parcel, any material and adverse effect on (i) Seller’s ability to transfer the Property, (ii) the value, use or marketability of a Parcel, or (iii) the ability to lease the particular Parcel in the ordinary course of business, (all of the preceding item 1, an “Individual MAE”); or (2) with respect to all Parcels taken as a whole, any one or more occurrences of an Individual MAE, the cumulative effect of such occurrences, when combined with all other such occurrences, has had, or would be reasonably expected to have, a material adverse effect on (i) a portion of the Property in excess of the Excluded Parcel Cap, in the aggregate, or (ii) on the business, operations or conditions (financial or otherwise) of the Acquired Companies or the Buyer after Closing.

(d) In the event of any termination of this entire Agreement by Buyer pursuant to Section 10(c)(ii), then, except as provided in Section 14, upon the return of the Deposit to Buyer, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement). Notwithstanding anything herein to the contrary, in the event a Representation Update discloses a change to a representation or warranty that occurs after the Effective Date and pertains to a representation or warranty that is made expressly and solely as of the Effective Date, and such change or breach of representation or warranty is not caused by a default by Seller under any other provision of this Agreement, then Buyer shall not have the right to terminate this Agreement or designate such Parcels as Excluded Parcels with respect to such Representation Update.

11. Buyer Representations. Buyer hereby represents to Seller, as of the Effective Date and as of the Closing Date, as follows:

(a) Organization. Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Delaware, and has all requisite limited partnership power and authority to carry on its business as now conducted.

(b) Authorization. Buyer has the limited partnership power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Buyer has duly authorized the execution of this Agreement.

(c) Litigation. There is no Litigation pending and served upon Buyer, or to Buyer’s knowledge, threatened against Buyer, which if adversely determined, would adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d) ERISA. Buyer is not, and is not acquiring the Property with the assets of, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975(e)(1) of the Internal Revenue Code, as amended) to which

Section 4975 of said Code applies, or (iii) an entity whose underlying assets include “plan assets” of a plan described in (i) or (ii) by reason of such plan’s investment in the entity.

(e) Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f) Buyer not a “Prohibited Person”.

(i) Buyer is in compliance with the Order and other similar requirements contained in the rules and regulations of OFAC.

(ii) Neither Buyer, nor, to Buyer’s actual knowledge, any beneficial owner of Buyer:

a. is listed on the Lists;

b. is a person subject to the prohibitions contained in the Orders;

c. is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person subject to the prohibitions contained in the Orders;

d. is any of the governments of a Prohibited Country;

e. is established in, organized under or has its principal place of business in a Prohibited Country; or

f. is a person owned and controlled by a person described in clauses (a) to (e) above;

provided, that in each case, the foregoing shall not apply to any direct or indirect holder of publicly traded shares in any person or any Affiliate thereof.

(g) Anti-Bribery; Anti-Corruption.

(i) None of Buyer nor any of its Affiliates (i) has offered, promised, given or agreed to give to any person or entity any bribe on behalf of Seller or its Affiliates or otherwise pertaining to the Acquired Companies or the Property; or (ii) has engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the Unites States Foreign Corrupt Practices Act of 1977 with respect to the transaction contemplated by this Agreement;

(ii) Buyer and its Affiliates (i) have in place, their own policies and procedures to address compliance with any applicable anti-corruption laws; and (ii) have in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Buyer, Seller and Seller’s Affiliates to readily identify Buyer’s, and its Affiliates’ financial and related records in connection with this Agreement.

(h) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will conflict with or result in a breach of (i) the organizational documents applicable to Buyer, (ii) any law, regulation, order, writ, judgment or injunction applicable to Buyer, or any other determination of any court or governmental authority applicable to Buyer, or (iii) any agreements to which Buyer is a party or by which any of its assets are bound

12. Conditions Precedent to Closing.

(a) Conditions to Buyer’s Obligations. Buyer shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Closing Date:

(i) No Termination. Buyer shall have given a Continuation Notice to Seller and Escrow Holder pursuant to the second sentence of Section 19(e) prior to the expiration of the Inspection Period.

(ii) Title Policies. The Title Company shall be prepared to issue (or to endorse the respective Acquired Companies’ existing title insurance policies to the Closing Date), upon payment of the title premium and charges therefore, owner’s Title Policies for each of the Parcels with face coverage in the amount of the allocated portion of the Purchase Price for each Parcel, and subject only to the Permitted Encumbrances and otherwise as described in and in accordance with Section 4(a) hereof.

(iii) Accuracy of Representations. Other than with respect to any Excluded Property, and except as qualified pursuant to Section 10(a)(xiv) and/or Section 10(a)(xv) above, the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date (unless such representation and warranty is made as of a specific date, in which case, such representations and warranties shall be true and correct in all material respects as of such specific date), and Seller shall confirm to Buyer that there are no material adverse changes to Seller’s Representations at Closing, subject to the provisions of Section 10(a)(xiv) and/or Section 10(a)(xv) and any Representation Notices provided.

(iv) No Default. Seller shall have performed in all material respects its obligations under this Agreement and shall not be in default hereunder.

(v) Indebtedness Repayment. Seller shall have previously, or shall concurrently with Closing, performed in all respects its obligations under Section 1(e).

(vi) Excluded Parcels. In the event that any Parcel has been designated an Excluded Parcel, Seller shall have performed in all respects its obligations pursuant to Section 5(d)(ii).

(vii) [Intentionally Omitted].

(b) Conditions to Seller’s Obligations. Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

(i) Deposit and Failure to Terminate. Buyer shall have (x) delivered to Escrow Holder, in accordance with Section 2(a) of this Agreement, the Initial Deposit and Second Deposit, and (y) issued a Continuation Notice pursuant to the second sentence of Section 19(e) prior to the expiration of the Inspection Period.

(ii) No Default. Buyer shall have performed in all material respects its obligations under this Agreement and shall not be in default hereunder.

(iii) Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) Rights Upon Failure of Closing Condition.

Subject to the provisions of Section 12(d) below, in the event of a failure of a condition set forth in Section 12(a), the following provisions shall apply.

(i) If the applicable failure of a condition pertains to a matter or condition that relates to the Property or the Acquired Companies as a whole or materially adversely affects the value of the Property or the Acquired Companies as a whole, then Buyer shall have the right to either (A) proceed to Closing hereunder without any reduction in Purchase Price notwithstanding the non-satisfaction of such condition, in which event Buyer shall be deemed to have waived any such condition, or (B) terminate this Agreement and receive back the Deposit.

(ii) If the applicable failure of a condition only relates to one or more particular Parcels and, with respect to a failure of the conditions set forth in Section 12(a)(iii) and/or Section 12(a)(iv), could reasonably be expected to have a material adverse effect on the value or ability to lease the particular affected Parcel, but subject to the Buyer’s Excluded Parcel Cap, then Buyer shall have the right to either (Y) proceed to Closing with respect to the affected Parcel without any reduction in Purchase Price, or (Z) designate the affected Parcel or Parcels as Excluded Parcels pursuant to Section 5(a), and in such event, Section 5(c) shall apply, or (iii) if Buyer is prohibited from designating the affected Parcel or Parcels as Excluded Parcels because the Buyer’s Excluded Parcel Cap has been reached (and Seller does not agree to increase the Buyer’s Excluded Parcel Cap), then Buyer shall have the remedies forth in Section 12(c)(i) above.

(iii) [Intentionally Omitted.].

(iv) In the event Buyer elects to terminate this Agreement pursuant to this Section 12(c) and the condition, matter or breach giving rise to such termination relates to one or more specific Parcels, then, if designating such affected Parcel as an Excluded Parcel would cure or eliminate the applicable condition, matter or default that gave rise to such termination, Seller shall have the right, by delivery of written notice to Buyer within five (5) Business Days following receipt of a termination notice from Buyer, to designate such affected Parcel or Parcels as an Excluded Parcel, and in such event, (i) this Agreement shall continue in full force and effect with respect to the other Property than with respect to such Excluded Parcel and any other Excluded Parcels, and (ii) the provisions of Section 5(c) shall apply with respect to such Excluded Parcel.

(v) The foregoing provisions constitute the sole rights and remedies of the Parties with respect to a failure of a condition to Closing hereunder; provided, however, the foregoing provisions are not intended to limit, the rights and obligations of the parties with respect to a default under Section 14 of this Agreement. Each party shall act in good faith and shall not voluntarily cause any of the conditions precedent hereunder to fail to be satisfied, or voluntarily cause any of its respective representations or warranties to fail to be true, as of the date scheduled for Closing, it being understood that such actions shall constitute a default hereunder.

(d) Right to Cure Failure of Closing Condition. In the event of a failure of a condition to Closing set forth in this Section 12 (including a breach of representation or warranty) that is capable and reasonably likely to be cured or satisfied by using commercially reasonable efforts (without being required to incur any material expense not otherwise required to be incurred hereunder or issue notices of default or commence legal proceedings), then the party whose obligation to close is conditioned on such item shall give notice of such failure to the other party (the “Failed Condition Party”) on or before the Scheduled Closing Date originally set forth in Section 3 hereof, and the Failed Condition Party shall use commercially reasonable efforts to satisfy or cure such condition and the Closing Date automatically shall be extended to up to thirty (30) days after such notice to permit such cure by the Failed Condition Party. In the event such condition(s) is/are not satisfied or cured within such thirty (30) day period, then the provisions of Section 12(c) shall apply. The foregoing provisions, however, are not intended to limit the rights and obligations of the parties with respect to a default under Section 14 of this Agreement.

13. Deliveries at Closing; Mechanics of Closing.

(a) Seller’s Deliveries. On the Closing Date, Seller shall deliver to the Escrow Holder, the following:

(i) Assignment of Membership Interests. An Assignment of Membership Interests in the form attached hereto as Exhibit H (the “Assignment and Assumption of Membership Interests”).

(ii) Holdback Escrow. A Holdback Escrow Agreement in the form attached hereto as Exhibit O (the “Holdback Escrow Agreement”).

(iii) Owner’s Affidavits. If required by the Title Insurance Company in order to deliver title insurance required pursuant to Section 12(a)(ii), owner’s affidavits from each of the Acquired Companies in the forms as is reasonably required by the Title Insurance Company, and reasonably acceptable to Seller, for each jurisdiction in which the respective Parcels are located. In no event shall any individual be required to execute an owner’s affidavit in his/her individual capacity or have personal liability under any owner’s affidavits.

(iv) Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Seller and the authority of the signatory for Seller.

(v) FIRPTA Certification. An affidavit in the form attached hereto as Exhibit I with respect to compliance with the Foreign Investment in Real Property Tax Act (Code Section 1445 and the Treasury Regulations thereunder) and IRS Form W-9, in each case, completed and executed, which shall be provided by each Seller, provided that to the extent a Seller fails to provide the forgoing, Buyer may waive such requirement and withhold Tax pursuant to Section 2(c).

(vi) Transfer Tax Returns. Such Transfer Tax returns and other documents as are required in each jurisdiction where each Parcel is located in order to transfer the Membership Interests (if any), together with the applicable Transfer Tax to be paid in connection therewith to the extent payable by Seller under this Agreement.

(vii) Security Deposits. Security Deposits pursuant to Section7(n).

(viii) Notices. Written notice from Seller (or the Acquired Companies or the respective management agents, as applicable) to each Tenant of the Real Property under the Leases in a form mutually agreed upon by the parties.

(ix) Original Documents. To the extent available, the originals (to the extent in Seller’s possession or control) or, if unavailable, copies, of all Leases and Included Contracts.

(x) Closing Statement. A Closing Statement, mutually acceptable to Buyer and Seller, duly executed by Seller.

(xi) Other Documents. Any other documents which Seller is obligated to deliver to Buyer pursuant to this Agreement, including, without limitation, any and all Transfer Tax affidavits, recordation Tax affidavits, Tax allocation affidavits, and similar forms or instruments as may be reasonably required in order for the Escrow Holder to close the transactions contemplated by this Agreement and as may be reasonably acceptable to Seller.

(xii) Possession. Possession of the Property shall be delivered to Buyer as of the Closing subject to the Existing Leases, any Approved Leases and the provisions of Section 6(a) above. The parties shall cooperate to cause the existing management companies to effectuate a smooth transition of the Property ownership.

(xiii) Resignations of Directors and Officers. Written resignations, dated as of the Closing Date, of the directors and officer of each of the Acquired Companies.

(xiv) Indebtedness Repayment. Written evidence, dated as of the Closing Date evidencing the repayment in full of any Indebtedness, the release and the undertaking by such lenders to release the liens on the Properties under the Existing Loans.

(b) Buyer’s Deliveries. On the Closing Date, Buyer will deliver to Escrow Holder, each of the following:

(i) Assignment and Assumption of Membership Interests. The Assignment and Assumption of Membership Interests, duly executed by Buyer.

(ii) Holdback Escrow Agreement. The Holdback Escrow Agreement duly executed by Buyer.

(iii) Transfer Tax Returns. Such Transfer Tax returns and other documents as are required in each jurisdiction where each Parcel is located in order to transfer the Membership Interests (if any), together with the applicable Transfer Tax to be paid in connection therewith to the extent payable by Buyer under this Agreement.

(iv) Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer and the authority of the signatory for Buyer.

(v) Cash. Such amounts in Cash as required pursuant to Section 2 hereof and pursuant to any other provision of this Agreement.

(vi) Closing Statement. A Closing Statement, mutually acceptable to Buyer and Seller, duly executed by Buyer.

(vii) Other Documents. Any other documents which Buyer is obligated to deliver to Seller pursuant to this Agreement or that may be reasonably requested by the Escrow Holder in order for the Escrow Holder to close the transactions contemplated by this Agreement and as may be reasonably acceptable to Buyer.

(c) Closing Mechanics. When and only when (i) each of the conditions precedent set forth in Section 12(a) have been satisfied or waived by Buyer and (ii) each of the conditions precedent set forth in Section 12(b) have been satisfied or waived by Seller, Escrow Holder shall effect the Closing contemplated hereunder by (A) releasing from escrow the closing documents, (B) transferring to Seller an amount of funds equal to the Purchase Price plus any other reimbursements or payments to be made to Seller at Closing and any other adjustments in accordance with the terms of this Agreement, and (C) delivering one (1) set of each of the documents set forth in Section 13 herein to each of the parties (provided that either party may agree to accept electronic copies of any closing documents). The Closing shall be accomplished through an escrow closing with the Escrow Holder, such that Seller’s proceeds shall be received by Seller on the Closing Date.

14. Default.

(a) Buyer Default. IF BUYER DEFAULTS IN ITS OBLIGATIONS TO ACQUIRE THE MEMBERSHIP INTERESTS AT CLOSING UNDER THE TERMS OF THIS AGREEMENT IN A MANNER THAT WOULD CAUSE A CONDITION TO CLOSING UNDER SECTION 12(a)(vii) NOT TO OCCUR AND THE CLOSING DOES NOT IN FACT OCCUR DUE TO SUCH DEFAULT, THEN (i) SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT, (ii) SUBJECT TO THE TERMS, CONDITIONS AND PROCEDURES OF THE ESCROW AGREEMENT, SELLER SHALL HAVE THE RIGHT TO IMMEDIATELY RECEIVE THE DEPOSIT, AND THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER (INCLUDING, WITHOUT LIMITATION, SELLER’S RIGHTS TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND TO RECEIVE DAMAGES) FOR BUYER’S FAILURE TO PURCHASE THE MEMBERSHIP INTERESTS, WHICH SUMS SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BECAUSE OF BUYER’S BREACH OF ITS OBLIGATIONS TO PURCHASE THE MEMBERSHIP INTERESTS; AND (ii) BUYER SHALL BE RESPONSIBLE FOR ALL CANCELLATION CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER AND ESCROW CHARGES. FROM

THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN IF BUYER DEFAULTS HEREUNDER. THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE MEMBERSHIP INTERESTS AND THE REAL PROPERTY ARE UNIQUE. GIVEN THE FOREGOING FACTS, AMONG OTHERS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATIONS HEREUNDER, DESPITE ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR CONTAINED IN THIS AGREEMENT IMPLYING ANY CONTRARY INTENT. NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S LIABILITY TO SELLER FOR (AND SUCH LIQUIDATED DAMAGES SHALL NOT APPLY TO) DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, FOR ATTORNEY FEES AND COSTS PROVIDED IN SECTION 27(a) HEREOF, OR FOR ANY OBLIGATIONS OF BUYER THAT ACCRUE OR ARISE AFTER CLOSING.

(b) Seller Default. In the event of either (i) a material default by Seller of its obligations under this Agreement, or (ii) a default by Seller in its obligation to sell the Membership Interests at Closing in accordance with the terms herein (in either case, a “Material Default”), in each case where Buyer is ready, willing and able to proceed to Closing, then the following provisions shall apply. If the applicable Material Default pertains to a matter or condition that relates to the Property or the Acquired Companies as a whole or materially adversely affects the value of the Property or the Acquired Companies as a whole, then Buyer, as its sole and exclusive remedy, may either (i) terminate this Agreement by delivery of notice of termination to Seller, whereupon subject to the terms, conditions and procedures of the Escrow Agreement, the Deposit shall be immediately returned to Buyer and if such Material Default is due to the intentional default by Seller (but in no event due to failure of any condition to Closing not caused by a default by Seller), Seller shall reimburse Buyer for its documented reasonable out of pocket costs and expenses incurred by Buyer in the negotiation of this Agreement, conducting its diligence activities and otherwise in preparation for the Closing up to the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (excluding indemnification obligations, and attorneys’ fees incurred in connection with a claim where a court of competent jurisdiction makes a final non-appealable judgment that Seller committed fraud under this Agreement) in the aggregate for all such costs and expenses (“Pursuit Costs”), or (ii) continue this Agreement and bring an action for specific performance hereunder provided appropriate proceedings are promptly commenced by Buyer and prosecuted with diligence and continuity; provided that if specific performance is not a remedy available to Buyer due to Seller’s sale or conveyance of the Membership Interests or any portion of the Property to a third party in violation of this Agreement, Buyer and its Affiliates shall have all remedies available to it at law or equity. Notwithstanding anything herein to the contrary, in no event shall Buyer have the right (and Buyer hereby waives any right to) file or assert any lis pendens against any Parcel of the Real Property. In the event of any termination of this entire Agreement by Buyer pursuant to this Section 14(b), then, upon the return of the Deposit to Buyer and, if applicable, reimbursement to Buyer of its out of pocket costs, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement). If the applicable Material Default pertains to a matter or condition that relates solely to one or more particular Parcels, then Buyer shall have the right, as its sole and exclusive remedy, to either (i) proceed to Closing with respect to the affected Parcel(s) without any reduction in Purchase Price, or (ii) designate the affected Parcel or Parcels as Excluded Parcels pursuant to Section 5(a), subject to the Excluded Parcel Cap and in such event, Section 5(c) shall apply. If (1) the Excluded Parcel Cap has been met (and the parties do not mutually agree to increase the Excluded Parcel Cap), (2) neither party has designated the affected Parcel or Parcels as Excluded Parcels in accordance with the immediately preceding sentence, then such Material Default shall be deemed to affect the Properties or the Acquired Companies as a whole and the applicable remedies set forth above shall apply.

15. Notices; Computation of Periods.

(a) Notices. All notices given by either party to the other shall be in writing and shall be sent either: (i) by prepaid nationally recognized overnight courier service for next Business Day delivery, addressed to the other party at the following addresses listed below (with a concurrent copy by e-mail), or (ii) via e-mail to the e-mail address listed below; provided, however, that if such communication is given via e-mail, a counterpart of such communication shall concurrently be sent in the manner specified in Subsection (i) above. Addresses and e-mail addresses of the parties are set forth below.

As to Seller:

c/o Westport Capital Partners, LLC

Suite 1110

300 Atlantic Street,

Stamford CT 06901

Attn: Howard Fife

Email: hfife@westportcp.com

with copies at the same time to:

c/o Westport Capital Partners, LLC

Suite 1110

300 Atlantic Street,

Stamford CT 06901

Attn: General Counsel

Email: legaltrx@westportcp.com

-and-

Bessemer Investors

630 Fifth Avenue, 27th Floor

New York, NY 10111

Attn: Andrew Mendelsohn

Email: Mendelsohn@bessemer.com

-and-

Morris, Manning & Martin, LLP

1401 Eye Street, NW, Suite 600

Washington, DC 20005

Attention: Elizabeth Karmin

Telephone: 202-971-4065

E-mail: bkarmin@mmmlaw.com

As to Buyer:

c/o Nexpoint Real Estate Advisors

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@nexpointadvisors.com

c/o Nexpoint Real Estate Advisors

300 Crescent Court, Suite 700

Dallas, Texas 75201

Attn: D.C. Sauter

Email: dcauter@NexPointadvisors.com

c/o VineBrook Homes Operating Partnership, L.P.

3500 Park Center Drive, Suite 100

Dayton, Ohio, 45414

Attn: Dana Sprong

Email: dana.sprong@vinebrookhomes.com

with a copy at the same time to:

Wick Phillips Gould & Martin LLP

3131 McKinney Ave, Suite 100

Dallas, Texas 75204

Attn: Chris Fuller and Rachel Sam

Email: chris.fuller@wickphillips.com and rachel.sam@wickphillips.com

Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of actual receipt or refusal of delivery (or, in the case of email delivery, at the date and time of such email delivery with no bounceback notice having been received), provided that any notice delivered on day that is not a Business Day or after 5:00 p.m. on any day (in the time zone of the intended recipient), shall be deemed given on the next Business Day.

The parties acknowledge and agree that for purposes of this Agreement and notices sent by e-mail shall not be considered as having been effectively given, except to the extent also separately given through another means of notice contemplated hereby.

A party may change its respective notice address by giving notice in writing in the manner specified above.

(b) Computation of Periods. The term “Business Day” shall mean a date that is not a Saturday, Sunday or a holiday observed by federally insured banks in the State of Connecticut, the District of Columbia and/or the State of New York or by the United States Postal Service. If the final day of any period of time in any provision of this Agreement falls upon a day that is not a Business Day, then, the time of such period shall be extended to the next Business Day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day.

16. Fire or Other Casualty.

(a) Casualty Insurance. Seller agrees to maintain in effect until the Closing Date the fire and extended coverage insurance policies now in effect on the Real Property (or substitute policies in equal or greater amounts).

(b) Casualty Damage. If any portion of any of the Parcels constituting part of the Real Property shall be damaged or destroyed by fire or other casualty between the Effective Date and the Closing Date, Seller shall give written notice thereof to Buyer promptly after Seller obtains knowledge thereof. The proceeds of all fire and extended coverage insurance policies attributable to the damaged Parcel received by Seller prior to the Closing Date and not used by Seller for the protection or emergency repairs to the damaged Parcel (and Buyer hereby authorizes Seller to use the proceeds for such purposes) shall be disbursed by Seller to Buyer at Closing; and all unpaid claims under such insurance policies attributable to the damaged Parcel shall be assigned by Seller to Buyer on the Closing Date and Seller shall give a credit to Buyer at Closing for any unpaid deductibles thereunder. The obligation of Buyer to complete Closing under this Agreement shall in no way be voided or impaired, and Buyer shall not be excused from performing its obligations up to and at Closing without abatement of the Purchase Price. In addition, for clarity, the occurrence of a casualty with respect to any Parcel shall not give the Buyer the right to exclude such Parcel from the Property for purposes of Section 5.

(c) Claims Handling and Escrows. In the event that the Closing occurs following a fire or other casualty, Seller agrees to take such steps as Buyer reasonably may request in order to assure that any insurance proceeds available under Seller’s insurance policies are collected and made available to Buyer as contemplated hereby. Seller and Buyer both agree to cooperate in order to facilitate the administration of claims under Seller’s insurance policies, it being agreed, however, that after the Closing Buyer shall have the right to manage the claims handling process.

(d) Survival. Seller’s obligations under this Section 16 shall survive the Closing.

17. Condemnation. If at any time after the Effective Date, any part of any Parcel comprising part of the Real Property shall be taken by exercise of the power of eminent domain, or deed in lieu of eminent domain (a “Taking”), then Buyer shall have the right to designate the applicable Property an Excluded Parcel (subject to the Excluded Parcel Cap), by written notice to Seller within ten (10) days of Seller’s notice to Buyer of such Taking, and in such event, Section 5(c) shall apply. If Buyer does not timely give notice of termination, then Buyer’s obligations under this Agreement with respect to such Parcel shall remain in effect notwithstanding such condemnation, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall be relieved, however, of its duty to provide title to the portion of the Parcel so taken, but Seller shall, on the Closing Date, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any reasonable expenses actually incurred by Seller, including attorney’s fees of collecting the same.

18. Assignability.

(a) Assignments Prohibited. Buyer may not assign or suffer an assignment of this Agreement and/or its rights under this Agreement, without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Notwithstanding the foregoing, Seller’s consent shall not be required in respect to an assignment by Buyer of its interests herein to one or more Affiliates of Buyer, provided that (i) any such assignment shall not relieve the party originally designated as Buyer of its obligations hereunder, and (ii) on the date of such assignment, the assignee shall make the representations and warranties set forth in Section 11 to Seller. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

(b) Prohibited Assignments. Notwithstanding the foregoing provisions of Section 18(a), Buyer shall have no right, under any circumstances, to assign this Agreement to any person that is unable to make Buyer representation set forth in Section 11(f) and Section 11(g).

(c) Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

19. Inspections.

(a) Right to Inspect. Buyer, and Buyer’s agents and representatives, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours, to enter upon the Parcels for the purpose of conducting visual inspections of the Property (including interior physical inspections, provided that Buyer shall not have the right to conduct interior physical inspections of more than 20% of the Parcels and such interior physical inspections shall be subject to the rights of tenants under their respective Leases), review of the environmental status and structural aspects of the Real Property, making of surveys and generally for the reasonable ascertainment of matters relating to the Property; provided, however, that Buyer shall: (i) give Seller reasonable prior written notice of the time and place of such entry, and shall permit a representative of Seller to accompany Buyer if so elected by Seller (which notice shall be delivered by email to Seller (at the following email addresses: Eric Phillipps (ephillipps@con-rex.com) and Ralph Nacey (rnacey@con-rex.com) and shall include the proposed time and place of such entry, and subject to the rights of the tenants in possession); (ii) use commercially reasonable efforts not to interfere with the operations of the Parcel or any Tenant thereof; (iii) restore any damage to the Property or any adjacent property caused by such actions; (iv) indemnify, defend and save Seller, and the Seller Parties (herein, collectively, the “Indemnified Seller Parties”) harmless of and from any and all actual out-of-pocket claims and/or liabilities which any of the Indemnified Seller Parties suffers relating to such entry and such activities, including, without limitation, any claims by Tenants and/or invitees of the applicable Parcels; (v) not communicate with any Tenant, unless accompanied by Seller in each instance; (vi) prior to entry onto any Parcels, furnish Seller with a certificate of commercial general liability providing coverage for bodily injury and property damage liability maintained by Buyer (which may be part of an umbrella policy) with a limit of liability of $2,000,000 per occurrence and

$2,000,000 general aggregate and naming Seller as additional insureds for all activities arising out the performance of Buyer’s or its agents’ inspection of the Property; and (vii) not conduct any environmental investigations or testing other than a standard “Phase I” investigation. All inspection rights under this Section 19(a) shall be subject to the rights of Tenants under the Existing Leases.

(b) Release and Indemnity With Respect to Buyer’s Inspection.

(i) Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates, and their respective direct and indirect trustees, partners, stockholders, members, officers, directors, managers, employees, advisors, agents, independent contractors, lenders, investors, clients and representatives (collectively, the “Seller Parties”), from and against any and all liability, cost and expense (including, without limitation, attorneys’ fees and expenses of any of Seller Parties) arising from any injury or loss sustained by any of Buyer or any Buyer Party (defined below), while at any Parcel or otherwise in connection with performing Buyer’s inspection of the Parcels pursuant to this Section 19, except to the extent caused by Seller’s negligence or willful misconduct. Seller makes no representations or warranties regarding conditions at the Parcel relating to health or safety in connection with performance of Buyer’s inspection of the Parcels.

(ii) Buyer agrees to indemnify and hold harmless Seller Parties from and against all damages to the Parcels or otherwise sustained by any person or entity caused by Buyer’s inspection of the Parcels (including without limitation damages caused by Buyer’s employees, agents, advisors, partners, independent contractors, lenders, investors, clients and representatives and their respective Affiliates (collectively, the “Buyer Parties”)), and to restore each Parcel to its prior condition immediately upon notice from Seller, except to the extent caused by Seller’s negligence or willful misconduct.

(iii) Notwithstanding any provision to the contrary in this Section 19(b), Buyer shall have no obligation to indemnify any Seller Parties from any damages, claims, expenses, liabilities or costs arising from (i) the negligent acts or intentional misconduct of any of Seller Parties or (ii) Buyer’s or any Buyer Party’s discovery of existing conditions of the Parcels (except to the extent such conditions are exacerbated by Buyer or any Buyer Party). The release and indemnity provided in this Section 19(b) shall survive the termination of this Agreement indefinitely.

(c) Reports on Buyer’s Inspection of the Parcels. Should Seller provide Buyer with any information or reports with respect to the Parcels (herein, “Reports”), Buyer acknowledges that (i) neither Seller nor any of the Seller Parties has made or makes any representations or warranties to Buyer concerning the accuracy or completeness of the Reports, the scope of work on which the Reports are based, or the reasonableness or validity of any conclusions or recommendations set forth therein or whether or not Seller nor any of the Seller Parties has undertaken or performed any action based on any of the Reports, (ii) Seller shall have no obligation to share any internal analysis or assessment of the Reports or any conclusions that Seller may have drawn from its internal review of the Reports, and (iii) Seller shall be under no obligation or responsibility, express or implied, to update or supplement any Reports. Further Buyer understands such Reports would have been prepared solely for the benefit of the addressee or preparer of such Reports and Buyer is not entitled to rely on the Reports or the information they contain or distribute or disseminate the Reports or the information they contain to third parties. Buyer hereby agrees to waive and release Seller from any and all claims relating to Buyer’s review or other use of the Reports.

(d) No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Property or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Property or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic’s or similar lien filed against the Real Property or any part thereof by any party performing any labor or services at the Property or supplying any materials to the Property at Buyer’s request.

(e) Buyer’s Right to Continue Prior to the End of the Inspection Period. Buyer shall have the right, in Buyer’s sole discretion, to review and approve the Property and all matters related thereto. If Buyer determines, in its sole discretion, that it wishes to move forward with the transactions contemplated by this Agreement, Buyer shall provide to Seller and Escrow Holder with a notice (a “Continuation Notice”) on or before the expiration of the Inspection Period. If Buyer determines, for any reason or no reason whatsoever, that it is not satisfied with the Property and all matters relating thereto as a result of Buyer’s inspection of the Property and review of the Diligence Materials, or as a result of any other analysis, Buyer shall have the right to not provide a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period.

(i) If Buyer timely provides a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period (time being of the essence), the Inspection Period shall terminate and Buyer shall be deemed to have waived any right to terminate this Agreement pursuant to this Section 19(e).

(ii) If Buyer does not timely provide a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period, then this Agreement shall immediately terminate and neither party shall have any rights and obligations hereunder (except for (A) the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, and (B) the obligations of the parties under Section 14 of this Agreement, if any), and Escrow Holder shall deliver the Initial Deposit to Seller (and not Buyer) except in the event of a Seller default, in which event Section 14 shall apply.

(f) Survival. The provisions of this Section 19 shall survive termination of this Agreement and/or the Closing.

20. Brokers. Seller and Buyer each represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than Eastdil Secured (the “Disclosed Broker”). If any broker or other intermediary other than the Disclosed Broker claims to be entitled to a fee or commission by reason of having dealt with Seller or Buyer in connection with this transaction, or having introduced the Property (or any portion thereof) to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. Seller agrees to pay, pursuant to a separate agreement between Seller and the Disclosed Broker, any commission payable to the Disclosed Broker in connection herewith if, as and when the Closing occurs, and shall indemnify, defend and hold Buyer harmless with respect thereto. This Section 20 shall survive the termination of this Agreement and/or the Closing.

21. Condition of Property.

(a) NO WARRANTIES. THE ENTIRE AGREEMENT BETWEEN SELLER AND BUYER WITH RESPECT TO THE MEMBERSHIP INTERESTS AND THE PROPERTY IS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AND DELIVERED BY THE PARTIES AT CLOSING AND THE PARTIES ARE NOT BOUND BY ANY OTHER AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY A PARTY HERETO, OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SUCH PARTY, OR ANY OTHER PARTY). WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES WILL BE AFFORDED AN ADEQUATE OPPORTUNITY TO INSPECT THE BOOKS AND RECORDS OF THE ACQUIRED COMPANIES, THE PROPERTY, THE LEASES AND THE CONTRACTS, WILL BE PROVIDED WITH AN ADEQUATE OPPORTUNITY TO BECOME FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION THEREOF, AND THE CONDITION OF THE ACQUIRED COMPANIES AND THE PROPERTY, AND THAT, AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS, THE MEMBERSHIP INTERESTS, THE ACQUIRED COMPANIES, THE PROPERTY, THE LEASES, THE CONTRACTS, AND PERSONAL PROPERTY, IF ANY, WILL BE PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION (SUBJECT TO FURTHER WORK OR MODIFICATIONS PERMITTED TO BE PERFORMED PRIOR TO CLOSING PER THE TERMS OF THIS AGREEMENT) AND, SUBJECT TO (I) THE SELLER’S REPRESENTATIONS, (II) THE SELLER INDEMNIFIED COVENANTS, OR (III) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS IN THE DOCUMENTS DELIVERED AT CLOSING (COLLECTIVELY, “SELLER’S UNDERTAKINGS”), WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER, OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SELLER OR ANY OTHER PARTY (EXCEPT FOR SELLER’S UNDERTAKINGS) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE FOREGOING, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, THE ACTUAL OR PROJECTED INCOME OR EXPENSE ARISING FROM OWNING OR OPERATING THE PROPERTY, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. BUYER ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S UNDERTAKINGS, NEITHER SELLER NOR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SELLER, NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED. THIS SECTION SHALL SURVIVE CLOSING INDEFINITELY AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE CLOSING.

(b) CHANGE OF CONDITIONS. IN THE EVENT CLOSING OCCURS HEREUNDER, BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS, ACQUIRED COMPANIES, AND PROPERTY AT THE TIME OF CLOSING IN THE SAME CONDITION AS THE SAME ARE AS OF THE EFFECTIVE DATE, AS SUCH CONDITION SHALL HAVE CHANGED BY REASON OF (i) CHANGES OR MODIFICATIONS PERMITTED OR APPROVED BY THE TERMS OF THIS AGREEMENT, (ii) REASONABLE WEAR AND TEAR, (iii) ANY DEFAULT(S) UNDER ANY LEASES AND/OR ANY TERMINATION OF ANY LEASES, AND (iv) SUBJECT TO SECTION 16 HEREOF, DAMAGE BY FIRE OR OTHER CASUALTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT, ANY DEFAULT UNDER OR TERMINATION OF ANY LEASE, AND EXCEPT AS PROVIDED IN SECTION 16, THE FACT THAT ANY PORTION OF THE PROPERTY OR ANY EQUIPMENT OR MACHINERY THEREIN OR ANY PART THEREOF MAY NOT BE IN WORKING ORDER OR CONDITION AT THE CLOSING DATE BY REASON OF WEAR AND TEAR OR DAMAGE BY FIRE OR OTHER CASUALTY, OR BY REASON OF ITS PRESENT CONDITION, SHALL NOT RELIEVE BUYER OF ITS OBLIGATION TO COMPLETE CLOSING UNDER THIS AGREEMENT AND PAY THE FULL PURCHASE PRICE. EXCEPT AS PROVIDED IN SECTION 16, 17 OR SUBSECTIONS (c) AND (e) BELOW OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF WEAR AND TEAR OR FIRE OR OTHER CASUALTY, BUT MAY, AT ITS OPTION AND ITS COST, MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE CLOSING DATE.

(c) Condition of Delivery/Repairs. To the extent that the Tenants have the obligation to maintain, repair and/or restore their respective leased premises under their Leases, Buyer agrees to look solely to the Tenants to perform such maintenance and repairs and restoration, Seller shall not be obligated to perform any such maintenance, repairs or restoration to the Real Property between the Effective Date and the Closing and Buyer shall accept the Real Property in its “as-is” condition as of the Closing. To the extent of Seller’s maintenance and repair obligations under the Leases, between the Effective Date and the Closing Date, Seller shall perform all customary ordinary repairs to the Property as Seller has customarily previously performed to maintain them in substantially the same condition as they are as of the Effective Date, as said condition shall be changed by (i) changes or modifications permitted or allowed by the terms of the Leases, (ii) changes or modifications permitted or approved by the terms of this Agreement, (iii) reasonable wear and tear, or (iv) damage by fire or other casualty, subject however to the provisions of Section 16 hereof. Without limiting the generality of the foregoing, Seller shall have no obligation to make any structural or extraordinary repairs or capital improvements between the Effective Date and the Closing Date.

(d) Pre-Closing Notice Covenants. Provided this Agreement has not been terminated, if after the Effective Date but prior to the Closing Date, Seller shall (i) receive a written notice from a Tenant alleging a Contract Default by the landlord under a Lease, (ii) receive written notice of any violation of laws which would be Seller’s obligation to cure under the applicable Lease with respect to a Parcel and which would cost in excess of $2,000, (iii) receive written notice of any Litigation instituted against Seller and affecting the Property or any particular Parcel, (iv) obtain actual knowledge of any casualty or Taking affecting any portion of the Property, or (v) receive written notice from any governmental authority or third party of any violations of any Environmental Requirements) affecting the Property or any particular Parcel, then Seller shall deliver to Buyer a copy of any notice issued or received by Seller within three (3) days of delivery or receipt by Seller of any such notice.

(e) RELEASE.

(i) WITHOUT LIMITING THE PROVISIONS OF SUBSECTION (a) ABOVE AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OTHER THAN SELLER’S UNDERTAKINGS, BUYER HEREBY RELEASES SELLER, AND ITS PARENT, AFFILIATED AND SUBSIDIARY ENTITIES AND ALL OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”) ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE REAL PROPERTY, WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, (ii) ANY PROVISIONS OF THE LEASES AND THE INCLUDED CONTRACTS, (iii) ANY OTHER CONDITIONS, INCLUDING ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, AND (iv) SOLELY TO THE EXTENT ARISING FROM AND AFTER THE CLOSING DATE, ANY LIABILITIES, CLAIMS OR CONDITIONS OCCURRING WITH RESPECT TO THE ACQUIRED COMPANIES. THE RELEASE SET FORTH IN THIS SUBSECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL REQUIREMENTS OF THE UNITED STATES, THE STATE IN WHICH THE REAL PROPERTY IS LOCATED OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE EFFECTIVE DATE, AND ANY LOSSES, LIABILITIES OR CLAIMS OF ANY TYPE ARISING FROM AND AFTER THE CLOSING DATE. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER’S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER’S COUNSEL. BUYER EXPRESSLY WAIVES ITS RIGHTS GRANTED UNDER ANY PROVISION OF LAW THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT BUYER DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS AGREEMENT TO RELEASE SELLER. IN ORDER TO CONFIRM SUCH WAIVER, BUYER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW.

Buyer’s Initials:	/s/ DS

(ii) SELLER AGREES THAT IT DOES NOT HAVE AND WILL NOT HAVE ANY CLAIMS AGAINST ANY BUYER PARTY (OTHER THAN BUYER) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO THE TERMS OF THIS AGREEMENT, SELLER AGREES TO LOOK SOLELY TO BUYER AND ITS ASSETS FOR THE SATISFACTION OF ANY LIABILITY OR OBLIGATION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR THE PERFORMANCE OF ANY OF THE COVENANTS, WARRANTIES OR OTHER AGREEMENTS CONTAINED HEREIN, AND FURTHER AGREE NOT TO SUE OR OTHERWISE SEEK TO ENFORCE ANY PERSONAL OBLIGATION AGAINST ANY OF BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN) WITH RESPECT TO ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT

LIMITING THE GENERALITY OF THE PROVISIONS OF THIS SECTION 21(e)(ii), SELLER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL CLAIMS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER IT MAY NOW OR HEREAFTER HAVE AGAINST THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN), AND HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASE AND DISCHARGE THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN) FROM ANY AND ALL LIABILITY WHATSOEVER WHICH MAY NOW OR HEREAFTER ACCRUE IN FAVOR SELLER AGAINST THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN), IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ORDER TO CONFIRM SUCH WAIVER, SELLER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW.

Seller’s Initials:	/s/ JS

(iii) BUYER AGREES THAT IT DOES NOT HAVE AND WILL NOT HAVE ANY CLAIMS AGAINST ANY SELLER PARTIES (OTHER THAN SELLER) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO THE TERMS OF THIS AGREEMENT, BUYER AGREES TO LOOK SOLELY TO SELLER AND ITS ASSETS FOR THE SATISFACTION OF ANY LIABILITY OR OBLIGATION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR THE PERFORMANCE OF ANY OF THE COVENANTS, WARRANTIES OR OTHER AGREEMENTS CONTAINED HEREIN, AND FURTHER AGREE NOT TO SUE OR OTHERWISE SEEK TO ENFORCE ANY PERSONAL OBLIGATION AGAINST ANY OF SELLER PARTIES (OTHER THAN SELLER AS PROVIDED HEREIN) WITH RESPECT TO ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ORDER TO CONFIRM SUCH WAIVER, BUYER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW.

Buyer’s Initials:	/s/ DS

(f) Buyer’s Review of Diligence Materials. Buyer acknowledges that Seller makes no warranties or representations regarding the adequacy, accuracy or completeness of the Diligence Materials, except for Seller’s Representations. Buyer further acknowledges that Seller has no obligation to locate, to procure or to provide to Buyer any other documents or materials relating to the Property or the Acquired Companies, other than the Diligence Materials. Buyer may receive additional materials regarding the Property and/or the Acquired Companies, but Buyer acknowledges that while such materials may prove useful in Buyer’s assessment of the transactions contemplated hereunder, Seller has not made, and shall not be deemed to have made, any warranties or representations regarding the accuracy or completeness of such additional materials, it being understood that Buyer shall conduct its own independent diligence of the Property. Buyer further represents and warrants to Seller that Buyer is a sophisticated and experienced investor in and operator of real property, including real property improved and operated with improvements such as those within the Property, and that it has determined, in its judgment, that the length of the Inspection Period will be sufficient in order to permit Buyer to assess the Property (including its physical condition) and the Acquired Companies and to make an informed decision within the Inspection Period as to whether to waive Buyer’s termination rights under Section 19(e) and, thereby, to commit to purchase the Membership Interests in accordance with the terms of this Agreement.

22. Survival of Provisions; Indemnification.

(a) Acceptance by Buyer at Closing of the Assignment and Assumption of Membership Interests shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’s obligations under this Agreement, except for the Express Representations and the obligations of Seller that are expressly stated to survive Closing to the extent of the applicable period of such survival.

(b) Notwithstanding any provision to the contrary set forth in this Agreement (except as provided in this Section 22(b)), Seller’s Express Representations shall survive Closing under this Agreement for a period of 270 days following the Closing (the “Survival Period”), subject however to the provisions of the remainder of this Section 22; provided that the representations and warranties set forth in Sections 10(a)(i)-(v) (the “Fundamental Representations”) shall survive indefinitely.

(c) Following the Closing, subject to the other provisions of this Section 22, Seller shall indemnify and hold Buyer and Buyer Parties harmless from and against any and all actual out of pocket costs, losses, liabilities, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements, but excluding any consequential (including lost profits), punitive, or speculative damages (collectively, “Losses”), incurred by Buyer and any such Buyer Party to the extent resulting from (i) any breach of any of Seller’s Representations hereunder or representations and warranties of Seller under the documents executed and delivered by Seller at Closing (collectively, the “Express Representations”), (ii) any breach of the covenants of Seller contained in this Agreement or in any Closing documents executed and delivered by Seller at Closing solely to the extent such covenant is expressly provided herein to survive the Closing, and any third-party claims made against any Acquired Company to the extent arising or accruing prior to the Closing Date (collectively, the “Seller Indemnified Covenants”), and (iii) any Excluded Parcel and related Excluded Property, and the liabilities related to any Excluded Parcel and related Excluded Property, in each case except for any Loss resulting from the action or inaction of any Buyer Party.

(d) Following the Closing, Buyer shall indemnify and hold Seller and Seller Parties harmless from and against any and all actual Losses actually incurred by Seller and any such Seller Party to the extent resulting from (i) any breach of any representations or warranties by Buyer hereunder or in any of the documents executed and delivered by Buyer at Closing, (ii) any breach of any covenant of Buyer contained in this Agreement or in any such Closing document solely to the extent such covenant is expressly provided herein to survive the Closing, and (iii) any third-party claims made against any Acquired Company to the extent arising or accruing from and after the Closing Date.

(e) Survival Periods. Notwithstanding any provision to the contrary set forth in this Agreement, (i) the indemnification for any breach of the Express Representations shall survive Closing under this Agreement for a period of 270 days, (ii) the indemnification with respect to the Seller Indemnified Covenants (other than Seller Tax Covenants and the adjustments pursuant to Section 7(f)) shall survive Closing under this Agreement for a period of 270 days, (iii) the indemnification with respect to the Seller Tax Covenants and the adjustments pursuant to Section 7(f) shall survive Closing under this Agreement for a period of one (1) year; and (iv) the indemnification with respect to the Seller Excluded Property Liabilities shall survive Closing under this Agreement indefinitely (as applicable, the “Seller Indemnity Survival Period”); provided that, in the event that any Seller Indemnified Covenant is expressly stated to survive for any shorter period as set forth in this Agreement, then the applicable Seller Indemnity Survival Period for such Seller Indemnified Covenant shall be such shorter period as expressly stated herein. All other provisions of this Agreement shall not survive Closing. After Closing, the only remedies Buyer shall have with respect to breaches of this Agreement are as set forth in this Section 22.

(f) Seller Indemnity Limitations. Seller’s liability with respect to any claims made under this Agreement shall be subject to the following limitations:

(i) Notwithstanding anything set forth herein to the contrary, if Buyer has actual knowledge of any breach of any representations, warranties and/or covenants of Seller hereunder, including, without limitation, any breach of the Express Representations and any claims with respect to the Seller Indemnified Covenants, prior to the Closing Date, Buyer’s sole right and remedy shall be as set forth in Section 14(b) above. If Buyer has actual knowledge of such breach and fails to exercise its remedies set forth in Section 14(b) on or prior to the Closing Date, Buyer shall be deemed to have waived such breach and any right or remedy by reason of such breach to the extent Buyer had actual knowledge of such breach prior to Closing, such matter thereafter shall not be construed as a breach of a covenant of Seller hereunder. In addition, if Buyer issues a Continuation Notice during the Inspection Period pursuant to Section 19(e), Buyer shall be deemed to have waived any right or remedy (including, without limitation, any right under this Agreement to terminate this Agreement) by reason of any breach of the Express Representations and the Seller Indemnified Covenants, to the extent Buyer had knowledge of such breach prior to the expiration of the Inspection Period, and thereafter such matter shall not be construed as a breach of a covenant of Seller hereunder. If Buyer shall notify Seller of any breach of any representation prior to the Closing (other than a breach of representation or warranty or covenant deemed waived by Buyer during the Inspection Period pursuant to the immediately preceding sentence) and exercises its right to terminate this Agreement by virtue thereof, Seller shall have the right to either (a) extend the Closing to attempt to cure such breach as provided in (and subject to the limitations set forth in) Section 12(d) hereof, or (b) if such breach pertains solely to one or more Parcels but not the Property or Acquired Companies as a whole, to designate the affected Parcels as Excluded Parcels (subject to the Seller Excluded Parcel Cap) in order to cure such breach, in which event the parties shall be obligated to proceed to Closing with respect to the remaining Property. In the event of any termination by Buyer pursuant to Section 14(b), then upon the return of the Deposit as provided for in this Agreement, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement) and all executed counterparts of this Agreement shall be returned to Seller.

(ii) Seller shall have no liability on account of any breach or default unless Buyer shall have given to Seller written notice (“Warranty Notice”) describing such breach or default with reasonable specificity within the applicable Seller Indemnity Survival Period, and shall have given to Seller an opportunity to cure any such breach or default within thirty (30) days after Buyer’s Warranty Notice is delivered to Seller.

(iii) No claim shall be actionable or payable unless the valid Losses for all such breaches collectively aggregate more than Fifty Thousand Dollars ($50,000.00) (the “Deductible”), and in such event only Losses in excess of the Deductible shall be payable. Except for express indemnification obligations hereunder that survive Closing, attorneys’ fees incurred in connection with a claim where a court of competent jurisdiction makes a final non-appealable judgment that Seller committed fraud under this Agreement, in no event shall the aggregate liability of Seller to Buyer by reason of a breach, claim or default exceed SIX MILLION and No/DOLLARS ($6,000,000.00) (the “Liability Cap”); provided that the Deductible and Liability Cap shall not apply with respect to a breach or default of a Fundamental Representation. Seller’s liability shall be limited to actual damages to the extent actually caused by Seller’s breach and in no event shall Seller or any Seller Party be liable for any consequential (including lost profits), punitive, or speculative damages under this Agreement.

(iv) Following delivery of a Warranty Notice, the parties shall proceed for a period of thirty (30) days after Seller’s receipt of the Warranty Notice to attempt to resolve and settle Buyer’s claim pursuant to such Warranty Notice in good faith, and if the parties are unable to resolve and settle such claim within such thirty (30) day period, then any litigation with respect to any Seller’s Representations must be commenced within thirty (30) days after the date of the Warranty Notice (herein the “Warranty Claim Period”), and if not commenced within the Warranty Claim Period, then Buyer shall be deemed to have waived its claims for such breach or default. Any proceeding or litigation based upon a claim of fraud or similar theory shall be subject to Buyer similarly giving Seller a Warranty Notice as provided above and an action commenced by Buyer within the Warranty Claim Period and, if appropriate proceedings are not commenced within such time period, Buyer shall be deemed to have waived any such claim.

(g) Holdback Escrow Account. For the purpose of securing Seller’s obligations pursuant to this Agreement, including with respect to Seller’s Representations, and without limiting Seller’s obligations hereunder, at the Closing, Buyer shall deliver to the Escrow Holder by wire transfer of immediately available funds to an interest-bearing account administered by the Escrow Holder the amount of the Liability Cap (the “Holdback Escrow Amount”), pursuant to the Holdback Escrow Agreement.

(h) Survival. The provisions of this Section 22 shall survive Closing.

23. Miscellaneous.

(a) Captions or Headings; Interpretation. The captions or headings of the Sections and Subsections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

(b) Entire Agreement; Binding Effect. This Agreement and, upon execution and delivery in accordance with the terms herein, the documents delivered by Seller at Closing, constitute the entire agreement between the parties with respect to the sale of the Property, supersedes all other writings and communications between the parties and there are no other representations, warranties or agreements, written or oral, between Seller and Buyer relating to the transactions contemplated herein. The parties acknowledge and affirm that they did not rely on any statement, oral or written, not contained in this Agreement in making their respective decisions to enter into this Agreement. Subject to the provisions of Section 18, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and permitted assigns.

(c) Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by Buyer and Seller.

(d) Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one agreement.

(e) Applicable Law. This Agreement shall be governed and construed according to the laws of the State of Delaware.

(f) Right to Waive Conditions. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

(g) Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, in whole or in part, at any time or to any extent, the remainder of this Agreement, or the applicable enforceable portion of such term or provision, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(h) Confidentiality. Subject to Section 24(j), Seller and Buyer agree to treat all information received with respect to the Property or the other party, whether such information is obtained from Seller or from Buyer’s own due diligence investigations, in a confidential manner, except to the extent such information is in the public domain or readily available to the public. Seller and Buyer shall not disclose any such information to any third parties, other than such disclosure to such party’s counsel, consultants, accountants, lenders, investors, separate accounts and funds and advisers, in each case, as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement) and any such disclosure that is required by law. The foregoing shall not apply to Buyer following Closing in respect of information with respect to the Property. Seller and Buyer agree to keep this Agreement confidential and not make any public announcements, press releases or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party.

(i) Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record other than by Buyer in connection with an action for specific performance hereunder. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud the title to the Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a material default of this Agreement on the part of Buyer entitling Seller to retain the Deposit. However, the filing of this Agreement in any lawsuit or other proceedings between the parties in which such document is relevant or material shall not be deemed to be a violation of this Section.

(j) Tax Treatment. Notwithstanding anything to the contrary, any understanding or agreement among the parties as to confidentiality in relation to the transactions contemplated by this and any other related agreements (the “Transaction”) shall not apply to the U.S. federal tax treatment or U.S. federal tax structure of the Transaction and each party hereto (and any employee, representative, or agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and U.S. federal tax structure of the Transaction and all other materials of any kind (including opinions or other U.S. federal tax analysis) that are provided to any party hereto relating to such U.S. federal tax treatment and U.S. federal tax structure. However, any such information relating to such U.S. federal tax treatment and U.S. federal tax structure is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the Transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provisions) of the Treasury Regulations issued under the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.

(k) Further Assurances. Seller and Buyer each agree to take such further steps, and deliver such further documents, as are reasonably necessary in order to implement the transactions contemplated hereby, including the execution and delivery of supplemental escrow instructions to the extent reasonably requested by the Escrow Holder. Notwithstanding the foregoing, neither party shall have any obligation to take and such steps or execute or deliver any such further documents if the same would be inconsistent in any material respect with the rights and obligations of the parties contemplated by this Agreement.

24. Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it is experienced in the consummation of transactions of the type governed by this Agreement, that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

25. Limited Liability. The obligations of Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to Seller’s collective interest in the Membership Interests and the Property, and neither Buyer nor anyone else claiming by or through Buyer shall have any claim against any other asset of Seller, any of Seller Parties or any other person. The provisions of this Section 25 are in addition to, and not in substitution of, any other limitations on the liability of Seller set forth in this Agreement.

26. Joint and Several Obligations. If Buyer consists of more than one person or entity, each such person and entity shall have joint and several liability for the obligations of Buyer hereunder.

27. Enforcement.

(a) If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable form the other provisions of this Agreement and to survive and not be merged into any such judgment.

(b) Each of the Indemnified Seller Parties shall be deemed intended third-party beneficiaries of those provisions of this Agreement and all agreements delivered pursuant to this Agreement which may provide that Buyer shall release and/or indemnify Seller and/or other Indemnified Seller Parties against any obligation set forth herein. Each of the Indemnified Seller Parties may enforce such provisions directly against Buyer. The provisions of Section 25, Section 26, and Section 27 shall similarly inure to the benefit of each of the Indemnified Seller Parties.

28. Schedules and Exhibits. This Exhibits identified on the List of Exhibits on the Table of Contents annexed hereto (or otherwise referenced in this Agreement) are a material part of this Agreement and are incorporated in this Agreement by reference.

29. Tax Matters. Seller and Buyer hereby agree to the following covenants with respect to Tax matters (the “Tax Covenants”), which shall survive the Closing.

(a) Tax Return Filing.

(i) Seller shall prepare or cause to be prepared all Tax Returns for the Acquired Companies for any taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”), which returns shall be prepared in a manner consistent with past practice. Seller shall submit each Tax Return for a Pre-Closing Tax Period that has not yet been filed as of the Effective Date (a “Pre-Closing Tax Return”) to Buyer at least 20 Business Days prior to the due date (taking into account any extensions) for the Buyer’s review and comment, and Seller shall consider any such comments in good faith. Seller shall pay all Taxes of the Acquired Companies reflected on such Pre-Closing Tax Return.

(ii) Buyer or the Acquired Companies shall prepare or cause to be prepared all Tax Returns for the Acquired Companies for any taxable period that includes (but does not start on) the Closing Date (a “Straddle Period”) in a manner consistent with past practice (except to the extent past practice is affected by the transactions contemplated by this Agreement). Buyer or the Acquired Companies shall submit each Tax Return for a Straddle Period (a “Straddle Return”) to Seller at least twenty (20) Business Days prior to the due date (taking into account any extensions) for Seller’s review, comment and approval. Seller shall pay all Taxes (other than Taxes covered by Section 7(f) and Section 8(c)) attributable to a pre-closing period that are reflected on a Straddle Return (“Pre-Closing Straddle Tax”); provided that any estimated Pre-Closing Straddle Tax payment made by the Acquired Companies during a Straddle Period but prior to the Closing Date shall be credited against such Pre-Closing Straddle Tax liability and any overpayment of estimated Pre-Closing Straddle Tax shall be promptly refunded to Seller. For purposes of the preceding sentence, the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Acquired Companies (other than Taxes covered by Section 7(a)(v) and Section 8(c)) reflected on a Straddle Return that are attributable to a pre-closing period shall be determined based on an interim closing of the books as of the close of business on the day preceding the Closing Date (and for such purpose, the taxable period of any partnership or other entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Acquired Companies (other than Taxes covered by Section 7(f) and Section 8(c)) reflected on a Straddle Return that are attributable to a pre-closing period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the date preceding the Closing Date and the denominator of which is the number of days in such Straddle Period. Seller’s obligation to pay Taxes reflected on a Straddle

Return that are attributable to a pre-closing period shall not cover Taxes resulting from any action taken on or after the Closing Date by the Buyer, any of its affiliates, or any transferees of the Buyer or their Affiliates. Buyer shall not amend a Tax Return that is attributable to a Pre-Closing Tax Period or Straddle Return or make any tax election with an effective date prior to the Closing Date without Seller’s consent (which consent shall not be unreasonably withheld).

(iii) In the event that Buyer or the Acquired Companies, on the one hand, and Seller, on the other hand, are unable to agree on any comments to any Tax Returns prepared pursuant to Section 29(a)(ii) for which agreement is required, within ten (10) Business Days after Seller has delivered its comments, the parties shall refer such dispute to a nationally-recognized accounting firm mutually agreed upon by Buyer and Seller (the “Accountants”) for final determination; the fees and expenses of the Accountants shall be paid fifty percent (50%) to Buyer and fifty percent (50%) to Seller.

(b) Tax Audits. Seller shall be permitted to control any audit or examination of Tax Returns, and any claim or administrative or judicial proceeding related thereto, for any Pre-Closing or Straddle Period of the Acquired Companies. Notwithstanding any other provision of this Agreement, Buyer shall have the right to participate in all aspects of such audit or examination that relates primarily to a Pre-Closing or Straddle Period, and the Acquired Companies and Seller shall not settle or compromise any such audit or examination that relates primarily to a Pre-Closing or Straddle Period without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, if such action would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Acquired Companies or any beneficial owners thereof.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITHNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement as of the date first above written.

SELLER:

REX RESIDENTIAL PROPERTY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

REX RESIDENTIAL PROPERTY HOLDINGS A, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

[Signatures continued on following page]

Signature Page to

Agreement of Purchase and Sale

REX RESIDENTIAL PROPERTY HOLDINGS II, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

REX RESIDENTIAL PROPERTY HOLDINGS III, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

[Signatures continued on following page]

Signature Page to

Agreement of Purchase and Sale

REX RESIDENTIAL PROPERTY HOLDINGS IV, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

REX RESIDENTIAL PROPERTY HOLDINGS V, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

REX RESIDENTIAL PROPERTY HOLDINGS VI, LLC, a Delaware limited liability company

By:	/s/ Jordan Socaransky
Name:	Jordan Socaransky
Title:	Authorized Signatory

By:	/s/ Marc Porosoff
Name:	Marc Porosoff
Title:	Authorized Signatory

[Signatures continued on following page]

BUYER:

VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership

By:	/s/ Dana Sprong
Name:	Dana Sprong
Title:	Authorized Signatory

Signature Page to

Agreement of Purchase and Sale

AGREEMENT OF ESCROW HOLDER

The undersigned, Chicago Title Insurance Company, whose address is as set forth in Section 2(a) of the Agreement, hereby agrees to act as the “Escrow Holder” under and in accordance with the terms of the above Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Susan Vander Meer
Name:	Susan Vander Meer
Title:	Escrow Manager

Signature Page to

Agreement of Purchase and Sale

Exhibit A

Chart Showing Acquired Companies

[Omitted]

Exhibit B

List of Properties

[Omitted]

Exhibit C

List of Existing Leases

[Omitted]

Exhibit D-1

List of Existing Contracts

[Omitted]

Exhibit D-2

List of Management Agreements

[Omitted]

Exhibit E

Escrow Agreement

[Omitted]

Exhibit F

Allocation of Purchase Price

[Omitted]

Exhibit G

List of Pending Litigation

[Omitted]

Exhibit H

Assignment of Membership Interests

[Omitted]

Exhibit I

FIRPTA Certification

[Omitted]

Exhibit J

List of Tenant Charge Arrearages

[Omitted]

Exhibit K

Rent Roll

[Omitted]

Exhibit L

List of Insurance Policies

[Omitted]

Exhibit M

Existing Loans

[Omitted]

Exhibit N

List of Parcels Subject to an HOA

With Regular HOA Payments

[Omitted]

Exhibit O

Escrow Holdback Agreement

[Omitted]

Schedule 10

Construction Projects; Fires or Other Casualties

[Omitted]